                                 SCHEDULE 14A

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                              (Amendment No.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                   EXX INC
               (Name of Registrant as Specified in its Charter)
                                     N/A
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)   Title of each class of securities to which transaction applies:
            CLASS A COMMON STOCK, $0.01 PAR VALUE
       2)   Aggregate number of securities to which transaction applies:
            25,000,000
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            EXX IS OFFERING TO EXCHANGE 4,234,787 NEWCOR SHARES FOR A NUMBER OF SHARES OF EXX CLASS A COMMON STOCK DETERMINED BY DIVIDING $4.00 BY THE CLOSING PRICE OF OUR CLASS A COMMON STOCK ON THE DAY PRECEDING THE EXPIRATION DATE OF THE OFFER.
       4)   Proposed maximum aggregate value of transaction:  $16,939,148
       5)   Total fee paid:  $3,388

[ ]    Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:  $4,458.74
       2)   Form, Schedule or Registration Statement No.: S-4
       3)   Filing Party: EXX INC
       4)   Date Filed:  APRIL 28, 2000

                                   EXX INC
                                  SUITE 689
                           1350 EAST FLAMINGO ROAD
                           LAS VEGAS, NEVADA 89119
                              _________________



                                May 11, 2000



Dear Fellow Stockholders:

    You are cordially invited to attend the annual meeting of stockholders to be held at the offices of Henry Gordy International, Inc. at 900 North Avenue, Plainfield, New Jersey, 07061 at 3:00 p.m. (local time) on June 5, 2000. At the annual meeting, you will be asked to vote on the following proposals:

    (i) to elect one (1) Class A director and three (3) Class B directors;

    (ii) to amend our Articles of Incorporation, as amended, to increase the number of authorized shares of our Class A common stock to 100,000,000 shares; and

    (iii) to approve the issuance of up to 25,000,000 shares of our Class A common stock, $0.01 par value, in connection with the acquisition of up to 100% of the outstanding common stock, $1.00 par value, and associated preferred stock purchase rights, of Newcor, Inc., a Delaware corporation and a Michigan-based automotive components manufacturer, pursuant to an exchange offer.

    For the reasons set forth in the attached proxy statement, your board of directors has unanimously determined that the election of directors, the amendment to our Articles of Incorporation, as amended, and the issuance of up to 25,000,000 shares of our Class A common stock, pursuant to an exchange offer, are in the best interests of EXX Inc and our stockholders and has approved such proposals.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" ADOPTION OF THE AMENDMENT TO OUR ARTICLES AND "FOR" APPROVAL OF THE ISSUANCE OF UP TO 25,000,000 SHARES OF OUR CLASS A COMMON STOCK, PURSUANT TO AN EXCHANGE OFFER.

    We cordially invite you to attend the annual meeting. Whether you plan to attend or not, we urge you to date, sign and return the enclosed proxy in the envelope provided so that your vote counts. If you do attend the annual meeting, you can still vote in person at the meeting, or allow your proxy to stand.


                                    Sincerely,

                                    DAVID A. SEGAL
                                    Chairman

                                   EXX INC
                                  SUITE 689
                           1350 EAST FLAMINGO ROAD
                           LAS VEGAS, NEVADA 89119

         NOTICE OF ANNUAL MEETING OF CLASS A AND CLASS B STOCKHOLDERS
                          TO BE HELD JUNE 5, 2000

        APPROXIMATE DATE OF MAILING TO SECURITY HOLDERS: MAY 11, 2000

Dear Stockholder:

    The annual meeting of stockholders of EXX Inc will be held at the office of Henry Gordy International, Inc. at 900 North Avenue, Plainfield, New Jersey, 07061 at 3:00 p.m. (local time) on June 5, 2000 for the following purposes:

    (1) To elect one (1) Class A director and three (3) Class B directors to serve as provided in our By-Laws until the next annual meeting and thereafter until their respective successors are elected and qualified;

    (2) To amend our Articles of Incorporation, as amended, to increase the number of authorized shares of our Class A common stock, $0.01 par value, to 100,000,000 shares;

    (3) To approve the issuance of up to 25,000,000 shares of our Class A common stock, $0.01 par value, in connection with the acquisition of up to 100% of the outstanding common stock, $1.00 par value, and associated preferred stock purchase rights, of Newcor, Inc., a Michigan-based automotive component manufacturer, pursuant to an exchange offer; and

    (4) To transact such other business as may properly come before the meeting or before any adjournments of the meeting.

    Our board of directors has fixed the close of business on May 5, 2000, as the record of date for the determination of Class A and Class B stockholders entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

    A form of proxy and the proxy statement respecting the meeting are enclosed and are hereby made a part of this Notice.

    You are cordially invited to attend the meeting in person.

                           By Order of the Board of Directors

                           DAVID A. SEGAL
                           Chairman of the Board and Chief Executive Officer

Las Vegas, Nevada
May 11, 2000

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO PROMPTLY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ACCOMPANYING ENVELOPE. RETURN OF YOUR PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO VOTE YOUR SHARES IN PERSON AT THE MEETING.

                             TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Cautionary Statement Concerning Forward-Looking Information               1
Questions and Answers About The Meeting, The Election of
    Directors, The Amendment to our Articles of Incorporation
    and the Listing and Issuance of Class A Shares                        2
Summary                                                                   4
The Companies                                                             4
       EXX Inc                                                            4
       Newcor, Inc.                                                       4
The Annual Meeting                                                        4
Record Date; Voting Power                                                 4
Vote Required                                                             4
Voting by our Directors and Executive Officers                            5
Revocability of Proxies                                                   5
Solicitation of Proxies                                                   5
Proposal One - Election of Directors                                      5
       General                                                            5
       BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS                  5
Proposal Two - Amendment to Articles of Incorporation                     5
       General                                                            5
       Board of Directors Recommendation to Stockholders                  5
Proposal Three - The Issuance of up to 25,000,000 Shares
    of Class A Common Stock Pursuant to an Exchange Offer                 5
       General                                                            5
       Terms of the Exchange Offer                                        6
       Potential Dilution of our Investment in Newcor                     6
       Conditions to the Exchange Offer                                   6
       Our Reasons for the Exchange Offer                                 7
       Board of Directors Recommendation to Stockholders                  8
       Accounting Treatment                                               8
       Material Tax Consequences of the Transaction                       8
       Regulatory Matters                                                 8
       Dissenters' Rights                                                 8
The Annual Meeting                                                        9
Date, Time and Place                                                      9
Purpose of the Annual Meeting                                             9
Record Date; Stock Entitled to Vote; Quorum                               9
Vote Required                                                            10
Voting by EXX Directors and Executive Officers                           10

                                     i


Voting of Proxies                                                        11
Revocability of Proxies                                                  11
Solicitation of Proxies                                                  12
Independent Auditors                                                     12
Proposal I - Election of Directors                                       12
Required Vote                                                            12
Recommendation Of The Board                                              12
Class A Director                                                         13
Class B Directors                                                        13
Voting Securities and Principal Holders Thereof                          14
Board of Directors and Committees                                        14
Compensation of Directors                                                15
Executive Employment Contract                                            15
Report of Compensation Committee on Executive Compensation               15
Compensation of our Executive Officer and Other Information              16
Summary Compensation Table                                               16
Pension Benefits                                                         16
Pension Plan Table                                                       17
Comparison of Five-Year Cumulative Total Returns Among
    EXX Inc, Standard & Poor's Midcap and Standard & Poor's
    Toys Indices                                                         18
Proposal II - Amendment to Article 3 of The Articles of
    Incorporation, as Amended                                            19
Required Vote                                                            20
Recommendation of the Board                                              20
Proposal III - Approval of the Issuance of Shares of Class A
    Common Stock in Connection with an Exchange Offer                    20
Recommendation of Your Board                                             27
Accounting Treatment                                                     27
Tax Consequences                                                         27
Regulatory Matters                                                       31
Certain Relationships with Newcor, Inc.                                  32
Independent Auditors                                                     34
Dissenters' Rights                                                       34
Certain Information Regarding Newcor, Inc.                               36
Environmental Compliance                                                 40
Employees                                                                40

                                     ii


Financial Information About Foreign and Domestic Operations and Sales    41
Section 16(a) Beneficial Ownership Reporting Compliance                  52
Independent Public Accountants                                           52
Proposals of Stockholders                                                52
Discretionary Voting                                                     52
Annual Report                                                            53
Other Matters                                                            53

Index to Consolidated Financial Statements of Newcor                    F-1
Consolidated Balance Sheets                                             F-2
Consolidated Statements of Cash Flows                                   F-3
Consolidated Statements of Operations                                   F-4
Consolidated Statements of Shareholders' Equity                         F-5
Consolidated Financial Statements                                       F-6

                      CAUTIONARY STATEMENT CONCERNING
                        FORWARD-LOOKING INFORMATION

    We make forward-looking statements in this proxy statement, and in the public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations and the performance of Newcor after we acquire a controlling interest in Newcor. Also, when we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions we are making forward-looking statements.

    These forward-looking statements are intended to qualify for the safe harbor provided by the Private Securities Litigation Reform Act of 1995. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. You should understand that the following important factors, in addition to those discussed elsewhere in this proxy statement and in the public documents to which we refer could affect the future results and performance of EXX and the performance of Newcor after we acquire a controlling interest in Newcor. This could cause those results to differ materially from those expressed in our forward-looking statements. Factors that might cause such a difference include the following:

    *  competition with other businesses may increase;

    * inflation and changes in the interest rate environment may reduce our margins;

    * general economic or business conditions may be less favorable than expected; and

    * our ability to enter new markets successfully and capitalize on growth opportunities may be more difficult than expected.

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     QUESTIONS AND ANSWERS ABOUT THE MEETING, THE ELECTION OF DIRECTORS,
      THE AMENDMENT TO OUR ARTICLES OF INCORPORATION AND THE ISSUANCE OF
                                CLASS A SHARES

Q.    WHY ARE OUR ARTICLES OF INCORPORATION BEING AMENDED?

A. As of May 5, 2000, EXX had only 5,788,393 shares of our Class A common stock available for issuance. In order to effect the offer for Newcor stock and for other corporate purposes, the board of directors proposes to increase the number of authorized shares of Class A common stock to 100,000,000, or, a total of 80,788,393 Class A shares available for issuance.

Q.    WHY ARE WE ASKING YOU TO APPROVE THE ISSUANCE OF CLASS A SHARES?

A. The American Stock Exchange Listing Standards and Requirements require the approval of our stockholders as a prerequisite to its approval to list additional shares in circumstances where the shares are to be issued as consideration for an acquisition of the stock of the company and where such potential issuance may result in an increase in outstanding Class A common stock of 20% or more.

      We are proposing to acquire control of, and possibly ultimately the entire equity interest in, Newcor by offering to exchange shares of Newcor common stock and the associated preferred stock purchase rights for shares of EXX Class A common stock and/or cash in our sole discretion. The consideration we are offering to Newcor stockholders has a value of $4.00 per share, based on the closing price of EXX Class A common stock on the date we commence the offer. Potentially up to 25,000,000 shares of our Class A stock may be issued or 67.5% of our currently outstanding shares. Therefore your approval is needed.

Q.    WHY IS BOARD RECOMMENDING THAT I VOTE FOR THE ISSUANCE?

A. To review the background and reasons for the issuance in greater detail, see pages 21 to 27.

Q.    WHAT RIGHTS DO I HAVE IF I OPPOSE THE ISSUANCE?

A. Holders of our common stock are not entitled under Nevada law nor under our Articles of Incorporation, as amended, to any dissenters' rights to seek appraisal of their shares, or to any preemptive rights in connection with any of the proposals.

Q:    WHAT DO I NEED TO DO NOW?

A:    Please vote your shares as soon as possible so that your shares will be
      -----------------------------------------------------------------------
      represented at the annual meeting.  You may grant your proxy by signing
      ---------------------------------
      your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the annual meeting.

Q:    WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to our secretary before the annual meeting or attend the annual meeting in person, revoke your proxy and vote your shares.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary for him or her to vote your shares. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, WHICH WILL HAVE THE EFFECT OF A VOTE AGAINST
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                                     2

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      THE AMENDMENT TO OUR ARTICLES OF INCORPORATION.

Q:    WHO CAN VOTE AT THE ANNUAL MEETING?

A: Holders of shares of our Class A and Class B common stock at the close of business on May 5, 2000 may vote at the annual meeting.

Q:    HOW MANY VOTES ARE REQUIRED TO ELECT NEW DIRECTORS?

A: Under our Articles of Incorporation, holders of outstanding shares of Class B shares have the right to elect two-thirds or the next rounded number of directors in excess of two-thirds if the number of directors is not divisible by three and the holders of the outstanding Class A common stock with the right to elect the remaining directors. Election of each class of directors will require the affirmative vote of holders of a plurality of the applicable class of common stock present (in person or by proxy) at the meeting.

Q. HOW MANY VOTES ARE REQUIRED TO ADOPT THE AMENDMENT TO OUR ARTICLES OF INCORPORATION?

A. The approval and adoption of the amendment to our Articles requires the affirmative vote of the holders of a majority of the outstanding shares of each class of our common stock. Therefore, 6,030,804 shares of our Class A common stock and 312,477 shares of our Class B common stock must be voted in favor of the proposal to adopt the amendment.

Q. HOW MANY VOTES ARE REQUIRED TO APPROVE THE ISSUANCE OF THE ADDITIONAL CLASS A SHARES?

A. Holders of a majority of the outstanding shares of our Class A and Class B common stock present at the meeting must vote in favor of the issuance of the additional Class A shares in order to approve the issuance of the additional Class A shares. David A. Segal has advised us of his intention to vote his shares in favor of the issuance of the additional Class A shares. Because Mr. Segal controls 49.49% of the outstanding shares of our Class A and 50.27% of the outstanding shares of our Class B common stock, his vote virtually assures approval of the issuance of the additional shares of Class A common stock.

Q. WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE ISSUANCE OF THE ADDITIONAL SHARES OF CLASS A COMMON STOCK?

A. There are no material tax consequences that will result from the consummation of this transaction.

Q.    WHEN AND WHERE IS THE ANNUAL MEETING?

A. The annual meeting will take place at 3:00 p.m. local time on June 5, 2000, at the offices of Henry Gordy International, Inc., 900 North Avenue, Plainfield, New Jersey, 07061.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the matters addressed in this proxy statement or if you need additional copies of this proxy statement, you should contact:
            D.F. King & Co., Inc.
            77 Water Street, 20th Floor
            New York, New York  10005-4495
            (212) 269-5550

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                                   SUMMARY

    This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement and does not contain all of the information that is important to you. See "Where You Can Find More Information" on page 34. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

    EXX INC EXX Inc, a Nevada corporation, is a holding company of various subsidiaries which are engaged in the design, production and sale of consumer goods in the form of "impulse toys" and other toys, watches and kites. In addition, our subsidiaries are engaged in the design, production and sale of electric motors geared toward the original equipment market and the design, production and sale of cable pressurization equipment sold to the telecommunications industry. For the year ended December 31, 1999, EXX reported total sales of $21.2 million, net income of $2.4 million and earnings per share of $0.19. Our principal executive offices are located at 1350 East Flamingo Road, Suite 689, Las Vegas, Nevada 89119. Our telephone number is (702) 598-3223.

    NEWCOR, INC. Newcor, Inc., a Delaware corporation, is a holding company of various subsidiaries which operate in the following three segments:
Precision Machined Products; Rubber and Plastic; and Special Machines. The Precision Machined Products segment produces transmission, powertrain and engine components and assemblies primarily for the automotive, medium and heavy-duty truck and agricultural vehicle industries. The Rubber and Plastic segment produces cosmetic and functional seals and boots and functional engine compartment products primarily for the automotive industry. The Special Machines segment designs and manufactures welding, assembly, forming, heat treating and testing machinery and equipment for the automotive, appliance and other industries. For the year ended December 31, 1999, Newcor reported total sales of $258.5 million, a net loss of $11.6 million and a loss of $2.36 per share. The principal executive offices of Newcor, Inc. are located at 1825 S. Woodward Avenue, Suite 240, Bloomfield Hills, Michigan 48302. Newcor, Inc.'s telephone number is (248) 253-2400.

THE ANNUAL MEETING (page 9)

    Our annual meeting of stockholders will be held at the offices of Henry Gordy International, Inc., on June 5, 2000 at 3:00 p.m., local time. At the annual meeting, stockholders will consider and vote upon the election of directors, the proposed amendment of our Articles of Incorporation and the issuance of up to 25,000,000 shares of our Class A common stock.

RECORD DATE; VOTING POWER (page 9)

    Holders of shares of our Class A and Class B common stock are entitled to receive notice of, and vote at, the annual meeting if they owned shares as of the close of business on May 5, 2000, the record date for the meeting.

    On the record date, there were 12,061,607 shares of our Class A common stock and 624,953 shares of our Class B common stock entitled to vote at the annual meeting. Holders of shares of our common stock will have one vote at the annual meeting for each share of either class of our common stock they owned on the record date.

VOTE REQUIRED (page 10)

    The affirmative vote of the holders of a plurality of each class of common stock present in person or by proxy of the annual meeting is necessary to elect the directors. The affirmative vote of the holders of at least majority of the outstanding shares of each class of our common stock is necessary to adopt the amendment to our Articles of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of each class of our common

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                                     4

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stock present in person or by proxy at the annual meeting is necessary to approve the issuance of our Class A shares.

VOTING BY OUR DIRECTORS AND EXECUTIVE OFFICERS (page 10)

    On the record date, David A. Segal beneficially owned 5,969,382 shares of our Class A common stock, or 49.49% of the outstanding shares of our Class A common stock and beneficially owned 314,178 shares of our Class B common stock, or 50.27% of the outstanding shares of our Class B common stock. Mr. Segal intends to vote his shares in favor of the election of directors, the amendment to our Articles of Incorporation and the issuance of Class A shares. Our other directors and executive officers also have indicated that they intend to vote the shares of each class of our common stock owned by them in favor of the election of directors, in favor of the amendment to our Articles of Incorporation and in favor of the issuance of Class A shares.

REVOCABILITY OF PROXIES (page 11)

    Our stockholders are being asked to sign and return to us the proxy card accompanying this proxy statement as soon as possible. If you are unable to attend the annual meeting, a proxy card is attached for use at the annual meeting. You are requested to sign and return the enclosed proxy card as
          ---------------------------------------------------------------
promptly as possible, whether you plan to attend the meeting in person or
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not.  You may revoke your proxy at any time prior to the meeting or, if you
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do attend the meeting, you may revoke your proxy at that time, if you wish.
--------------------------------------------------------------------------

SOLICITATION OF PROXIES (page 12)

    We will bear the cost of soliciting proxies from our stockholders.

PROPOSAL ONE - ELECTION OF DIRECTORS (page 12)

GENERAL

    Norman H. Perlmutter has been nominated as a candidate for Class A director and Jerry Fishman, Frederic Remington and David A. Segal as candidates for Class B directors to serve a term ending at the next annual meeting of stockholders. Each of these nominees is currently a director of EXX Inc.

BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS (page 12)

    Your board of directors recommends a vote for the election of Norman H. Perlmutter, Jerry Fishman, Frederic Remington and David A. Segal as directors.

PROPOSAL TWO - AMENDMENT TO ARTICLES OF INCORPORATION (page 19)

GENERAL

    Your board of directors has approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Class A common stock to 100,000,000 shares. Your board of directors believes that the increase in shares to be authorized will more closely reflect the strategic direction of our business.

BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS (page 20)

    Your board of directors believes that the amendment to our Articles of Incorporation is in the best interests of EXX Inc and our stockholders and unanimously recommends that you vote for the amendment to our Articles of Incorporation.

PROPOSAL THREE - THE ISSUANCE OF UP TO 25,000,000 SHARES OF CLASS A COMMON STOCK PURSUANT TO AN EXCHANGE OFFER (page 20)

GENERAL

    The American Stock Exchange Listing Standards and Requirements require the approval of our stockholders as a prerequisite to its approval to list additional shares in circumstances where the shares are to issued as consideration for an acquisition of the stock of the company and where such potential issuance may result in an increase in outstanding Class A common stock of twenty percent (20%) or more.

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                                     5

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TERMS OF THE EXCHANGE OFFER (page 22)

    We are offering to exchange shares of our Class A common stock for outstanding shares of Newcor common stock and associated preferred stock purchase rights validly tendered and not properly withdrawn, subject to the terms and conditions described in this proxy and the prospectus and the related letter of transmittal which have been sent to the Newcor stockholders. In addition, in our sole discretion, we may elect to pay cash in lieu of some or all of the shares of our Class A common stock. If we elect to pay the consideration solely in shares of common stock, the number of shares of our Class A common stock to be exchanged for the shares of Newcor common stock will be determined by dividing $4.00 by the closing price of our Class A common stock as reported on the American Stock Exchange on the last trading day immediately preceding the expiration date of the offer. We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, in our sole discretion, either the fractional share will be rounded to the nearest whole share or we will distribute cash in an amount equal to such fraction multiplied by the closing price of our Class A common stock as reported on the American Stock Exchange on the last trading day immediately preceding the expiration date of the offer.

    We are making this offer in order to acquire control of and, possibly, the entire common equity interest in, Newcor. If less than the entire common equity interest in Newcor is tendered pursuant to the offer, we may, in our sole discretion, elect to exchange only a portion of the total number of shares of Newcor common stock tendered pursuant to the offer. If we elect to exchange only a portion of the total number of shares of Newcor common stock tendered pursuant to the offer, we will exchange a pro rata portion of the number of shares of Newcor common stock tendered by each stockholder of Newcor.

    Our obligation to exchange shares of EXX common stock for Newcor shares pursuant to the offer is subject to several conditions. See "Terms of the Offer--Conditions of Our Offer."

POTENTIAL DILUTION OF OUR INVESTMENT IN NEWCOR (page 24)

    Pursuant to a Shareholder Rights Plan adopted by Newcor in January, our ownership in Newcor or the commencement of our exchange offer may trigger the anti-takeover provisions of the plan. Such triggering would permit the other Newcor stockholders to purchase shares of Newcor common stock at a 50% discount to the then market price thus diluting our percentage ownership in Newcor due to our substantial investment in Newcor, such dilution may have an adverse effect on the value of our Class A common stock. To minimize this risk, we have made it a condition to our offer that the rights under the plan either be redeemed or the plan be declared inapplicable to our offer. However, there can be no guarantee that the condition will be met.

CONDITIONS TO THE EXCHANGE OFFER (page 24)

    Our obligation to consummate the transaction depends on a number of conditions being met (any of which may be waived in whole or in part in our sole discretion). These include:

    * EXX Stockholder Approval. You must vote to approve (a) an increase in the number of authorized shares of EXX Class A common stock and
         (b) the issuance of EXX Class A common stock in connection with our offer.

    * Regulatory Approvals. All regulatory approvals required to consummate the offer must have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to EXX or Newcor.

    * Rights Agreement. We must be satisfied, in our reasonable judgment, that the Newcor rights agreement does not apply to our offer.

    * Section 203 of the Delaware General Corporation Law. We must be satisfied, in our reasonable judgment, that the provisions

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                                     6

-------------------------------------------------------------------------------

         of Section 203 of the Delaware General Corporation Law do not apply to our offer.

    * Listing on American Stock Exchange. The shares of our common stock to be issued to Newcor stockholders in the offer must have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

    * No Acceleration of Indebtedness. We must be satisfied, in our reasonable judgment, that the indebtedness of Newcor under the $125 million 9.875% Senior Subordinated Notes due 2008 will not become immediately due and payable upon the consummation of the offer.

    * Effectiveness of Registration Statement; Blue Sky Authorizations. The registration statement shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the Securities and Exchange Commission and we shall have received all necessary state securities law or "blue sky" authorizations.

OUR REASONS FOR THE EXCHANGE OFFER (page 26)

    We are a holding company which seeks out and acquires businesses which we believe are fundamentally sound, but which are performing poorly due to their existing management. In the course of our research, we discovered that Newcor was losing money despite having over a quarter of a billion dollars in sales per year. We believe that the reason for this loss is poor management. We specialize in turning around the operations and losses of manufacturing enterprises. As such, Newcor is a perfect candidate for us to install a new management team and bring our expertise to the benefit of Newcor. We believe that our acquisition of a controlling interest in Newcor represents an opportunity to enhance value for both Newcor and EXX stockholders. Among the benefits that we believe EXX stockholders would obtain from our acquisition of a controlling interest in Newcor are the following:

    * Better Long-Term Growth Prospects. We believe that a combination of EXX and Newcor has better long-term growth prospects than the prospects of EXX as a single entity, potentially resulting in increased shareholder value over the long-term.

    * Low Execution Risk. Based on the similarities between EXX and Newcor's businesses, EXX believes that it can manage the execution risk associated with the proposed acquisition of Newcor and maintain superior operating returns.

    The following are among the factors your board of directors considered in approving the exchange offer:

    * our board's knowledge of our business, operations, properties, assets, financial condition and operating results

    * the business, operations, properties, assets, financial condition and operating results of Newcor

    *    the opportunity to acquire unique properties

    * the consistency of the stock acquisition with our long-term business strategy

    * our view that we are positioned to grow and compete successfully in our operation of the businesses of Newcor and will be able to achieve financial performance beyond what we would achieve without the businesses of Newcor

    * our belief that we can streamline and improve the operations and profitability of Newcor based on our proven history of restoring unprofitable manufacturing companies to profitable operating health

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS (page 27)

    Your board of directors unanimously approved the exchange offer, including the issuance of the Class A shares, and has determined it be in the best interests of EXX Inc and our stockholders. The board recommends that you vote for the approval of the issuance of the Class A shares.

ACCOUNTING TREATMENT (page 27)

    If we acquire a majority of the common equity interest in Newcor, the business combination will be accounted for as a "purchase," as such term is used under generally acceptable accounting principles, for accounting and financial reporting purposes. Newcor will be treated as the acquired corporation for such purposes.

    If we acquire less than a majority but at least 20% of the common equity interest in Newcor, we expect that we will account for such interest using the equity method of accounting. The use of the equity method of accounting would result in financial reporting substantially different from that presented in the Unaudited Pro Forma Condensed Consolidated Financial Statements contained in this proxy statement.

    EXX has prepared the Unaudited Pro Forma Financial Statements contained in this proxy using the purchase method of accounting.

MATERIAL TAX CONSEQUENCES OF THE TRANSACTION (page 27)

    There are no material tax consequences to EXX's stockholders that will result from the transaction.

REGULATORY MATTERS (page 31)

    All regulatory approvals required to consummate the offer must be obtained and must remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to us or Newcor. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the offer may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. At any time before or after the consummation of the offer, and notwithstanding that the waiting period has been terminated, the Antitrust Division or any state could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the offer or seeking divestiture of Newcor or the businesses of EXX or Newcor. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    We are not aware of any other material governmental approvals or actions that are required for consummation of the offer. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

DISSENTERS' RIGHTS (page 34)

    Holders of our common stock are not entitled under Nevada law nor under our Articles of Incorporation, as amended, to any dissenters' rights to seek appraisal of their shares, or to any preemptive rights in connection with any of the proposals.

-------------------------------------------------------------------------------

                                   EXX INC
                                  SUITE 689
                           1350 EAST FLAMINGO ROAD
                           LAS VEGAS, NEVADA 89119
                                (702) 598-3223


                               PROXY STATEMENT

            FOR ANNUAL MEETING OF CLASS A AND CLASS B STOCKHOLDERS
                             HELD ON JUNE 5, 2000


                              THE ANNUAL MEETING

    We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies from our stockholders by your board of directors for use at the annual meeting.

DATE, TIME AND PLACE

    We will hold the annual meeting at the law offices of Henry Gordy International, Inc., 900 North Avenue, Plainfield, New Jersey, 07061 at 3:00 p.m., local time on June 5, 2000.

PURPOSE OF THE ANNUAL MEETING

    At the annual meeting, we are asking holders of common stock to elect one
(1) Class A director and three (3) Class B directors, to approve and adopt the amendment to our Articles of Incorporation and the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer. Your board of directors:

    * has determined that the amendment to our Articles and the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer are fair and in the best interests of EXX and our stockholders;

    * has unanimously approved the nominees for election as directors, the amendment to our Articles and the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer; and

    * unanimously recommends that holders of shares of EXX common stock vote for the nominees for directors, approval and adoption of the amendment to our Articles and the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only stockholders of record at the close of business on May 5, 2000 will be entitled to notice and to vote at the meeting and at any adjournments of the meeting. As of May 5, 2000, 12,061,607 shares of our Class A common stock, par value $0.01, and 624,953 shares of our Class B common stock, par value $0.01, were outstanding (exclusive of treasury shares). No shares of our preferred stock, par value $0.01, were outstanding. The holder of each outstanding share of Class A common stock and of Class B common stock is entitled to one vote on each matter to be acted upon at the annual meeting. Shares subject to abstentions will be treated as shares that are present at the annual meeting for purposes of determining the presence of a quorum and as voted for the purposes of determining the base number of shares voted on any of the proposals. If a broker or other nominee holder indicates on the proxy that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be treated as present at the annual meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of the stockholders on a particular proposal.

    A quorum is present at the annual meeting if holders of a majority of the outstanding shares of each class of our common stock entitled to vote are represented in person or by proxy. A quorum is necessary to hold the annual meeting. In the event that a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

    Once a share of our common stock is represented at the annual meeting, it will be counted for the purpose of determining a quorum at the annual meeting and any adjournment of the annual meeting unless the holder is present solely to object to the annual meeting.

VOTE REQUIRED

    Each share of each class of our common stock outstanding on the record date is entitled to one vote at the annual meeting. Under our Articles of Incorporation, holders of outstanding shares of Class B shares have the right to elect two-thirds or the next rounded number of directors in excess of two-thirds if the number of directors is not divisible by three and the holders of the outstanding Class A common stock have the right to elect the remaining directors. Election of each class of directors will require the affirmative vote of holders of a plurality of the applicable class of common stock present (in person or by proxy) at the meeting.

    The approval and adoption of the amendment to our Articles requires the affirmative vote of the holders of a majority of the outstanding shares of each class of our common stock. The approval and adoption of the issuance of up to 25,000,000 shares of our Class A common stock to be issued pursuant to an exchange offer requires the affirmative vote of the holders of a majority of the shares of each class of common stock represented in person or by proxy at the meeting.

VOTING BY EXX DIRECTORS AND EXECUTIVE OFFICERS

    At the close of business on the record date, our directors and executive officers were entitled to vote 5,976,982 shares of our Class A common stock, or 49.55% of the shares outstanding on that date and 314,578 shares of our Class B common stock, or 50.34% of the shares outstanding on that date.

    On the record date, David A. Segal was entitled to vote 5,969,382 shares of our Class A common stock, or 49.49% of the outstanding shares and 314,178 shares of our Class B common stock, or 50.27% of the outstanding shares. David A. Segal has advised us of his intention to vote his shares in favor of the election of the nominees for directors, in favor of the adoption of the amendment to our Articles and in favor of the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer. Our other directors and executive officers also have indicated that they intend to vote the shares of our common stock owned by them in favor of the election of the nominees for directors, in favor of the adoption of the amendment to our Articles of Incorporation and in favor of the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer.

VOTING OF PROXIES

    All shares of our common stock represented by properly submitted proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holders. Properly submitted proxies that do not contain voting instructions will be voted for the nominees for director, for the approval and adoption of the amendment to our Articles and for the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer.

    If you are a record holder of shares of either class of our common stock, in order for your shares of common stock to be included in the vote, you must vote your shares by one of the following means:

    *    in person; or

    * by proxy by completing, signing and dating the enclosed proxy and returning it in the enclosed postage-paid envelope.

If you hold your shares of common stock in street name, you must follow the instructions provided by your broker in order to vote your shares.

    Shares of common stock represented at the annual meeting but not voting will be treated as present at the annual meeting for determining whether or not a quorum exists for the transaction of all business. This includes shares of our common stock for which proxies have been received but for which the holders of shares have abstained from voting. If a broker or other nominee holder indicates on the proxy that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be treated as present at the annual meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of the stockholders on a particular proposal.

    Only shares of our common stock voted for the election of directors, for adoption and approval of the amendment to our Articles and for the issuance of up to 25,000,000 shares of our Class A common stock pursuant to an exchange offer, including properly submitted proxies that do not contain voting instructions, will be counted as favorable votes. Since the approval and adoption of the amendment to our Articles of Incorporation requires the affirmative vote of the holders of at least a majority of the outstanding of each class of our common stock, abstentions and broker non-votes will have the effect of a vote against the amendment.

REVOCABILITY OF PROXIES

    Mailing the enclosed proxy card does not preclude you from voting in person at the annual meeting. You may revoke a proxy at any time prior to the vote by:

    *    notifying our Secretary in writing of the revocation of your proxy;

    * submitting a duly executed proxy to our Secretary bearing a later date; or

    *    appearing at the annual meeting and voting in person.

    Simply attending the annual meeting, without voting at the meeting, will not constitute revocation of a proxy.

SOLICITATION OF PROXIES

    We will bear the cost of soliciting proxies from our stockholders. In addition to the solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this. We will have brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of outstanding shares of our common stock on the record date. We will reimburse these persons for their reasonable out-of-pocket expenses in doing so.

INDEPENDENT AUDITORS

    We have been advised that representatives of Rothstein, Kass & Company, P.C., our independent auditors, will be present at the annual meeting, and will be available to respond to appropriate questions.

                      PROPOSAL I - ELECTION OF DIRECTORS

    One individual will be elected at the annual meeting as a Class A director and three individuals will be elected as Class B directors. All directors elected shall serve for a term ending at the next annual meeting, and thereafter until his successor is elected and qualified.

    The person named in the enclosed form of proxy intends to vote for all duly executed proxies received by our board of directors for the election of Jerry Fishman, Normal H. Perlmutter, Frederic Remington and David A. Segal, except as otherwise directed by the stockholder on the proxy. Messrs. Fishman, Perlmutter, Remington, and Segal were elected directors by the stockholders at the last annual meeting of stockholders and currently are directors. Unless a contrary specification is indicated, the proxy to which this proxy statement relates will be voted for each of said nominees, or, in the event that any such nominee is not available by reason of any unforeseen contingency, then for the balance of the nominees and for such other person(s) as may be designated as a replacement nominee(s) by the remaining directors.

REQUIRED VOTE

    At the meeting, the stockholders will elect a board of four directors, comprising one Class A director and three Class B directors. Under our Articles of Incorporation, holders of outstanding shares of Class B shares have the right to elect two-thirds or the next rounded number of directors in excess of two-thirds if the number of directors is not divisible by three and the holders of the outstanding Class A shares with the right to elect the remaining directors. Election of each class of directors will require the affirmative vote of holders of a plurality of the applicable class of common stock present (in person or by proxy) at the meeting, provided a quorum is present. A quorum will require the presence (in person or by proxy) of the holders of a majority of each class of the shares entitled to vote at the meeting. Each share of common stock will be entitled to one vote for each director to be elected.

RECOMMENDATION OF THE BOARD

    OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF NORMAN H. PERLMUTTER, JERRY FISHMAN, FREDERIC REMINGTON AND DAVID A. SEGAL.

    The name, age, principal occupation, position and directorships of our directors are set forth below.

                               CLASS A DIRECTOR

    NORMAN H. PERLMUTTER, 59, has served as director since 1984. He has been a Certified Public Accountant in private practice since January 1, 1999. Prior to this date, Mr. Perlmutter was executive vice president, Keystone Recovery Service, a division of Savit Enterprises Inc., a commercial collection agency, for a period of five years.

                              CLASS B DIRECTORS

    JERRY FISHMAN, 52, has served as a director since 1984. Mr. Fishman has served as president of Fishman Supply Co., Inc., a supplier of construction material and building maintenance supplies, for more than the last five years. Mr. Fishman has been the vice president of The Fishman Organization Inc., a sales and marketing group representing manufacturers in international sales of consumer products since 1998.

    FREDERIC REMINGTON, 70, has served as a director since 1984 and has served as chairman of the board and chief executive officer, and previously as vice president of Peerless Tube Co., a manufacturer of aerosol cans and collapsible metal tubes, for more than the last five years.

    DAVID A. SEGAL, 60, has been a director since 1984. Mr. Segal has been our chairman of the board and chief executive officer for more than the past five years and prior thereto was chairman of the board and chief executive officer of SFM Corp. Mr. Segal has also been president of Walsh Shoe Repair System, Inc., for more than five years.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth information regarding the amount of each class of common stock beneficially owned, as of May 5, 2000, by each person who is a named executive officer, director or known by us to own beneficially more than 5% of either class of our common stock, and all of our directors and executive officers as a group:

                                                                                PERCENT OF OUTSTANDING
                                          SHARES OF COMMON STOCK                     COMMON STOCK
                                            BENEFICIALLY OWNED                    BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER     CLASS A           CLASS B              CLASS A        CLASS B
------------------------------------     -------           -------              -------        -------
WILLIAM HENRY ALLEN                           --           46,000<F1>              --            7.4%
P.O. Box 113
Washington, Illinois 61571

JERRY FISHMAN                              1,900              100                 <F*>           <F*>
1350 East Flamingo Rd., Suite 689
Las Vegas, Nevada  89119

NORMAN H. PERLMUTTER                       3,800              200                 <F*>           <F*>
1350 East Flamingo Rd., Suite 689
Las Vegas, Nevada  89119

FREDERIC REMINGTON                         1,900              100                 <F*>           <F*>
1350 East Flamingo Rd., Suite 689
Las Vegas, Nevada  89119

DAVID A. SEGAL                         7,869,382<F2><F3>  414,178<F2><F3>        56.4%          57.1%
1350 East Flamingo Rd., Suite 689
Las Vegas, Nevada  89119

All executive officers and             7,876,982<F2><F3>  414,578<F2><F3>        56.4%          57.2%
directors of the Company
as a group (4 persons)

_________________________

<F*>Less than 1/10 of 1%

<F1>  Based on Amendment No. 2 to Schedule 13D filed by Mr. Allen on June 16,
      1999.

<F2>  Includes 2,650,500 Class A Shares and 139,500 Class B shares owned by
      Mr. Segal as trustee for his children; Mr. Segal disclaims any beneficial interest in the shares held by him as trustee.

<F3>  Includes options to purchase 1,900,000 Class A shares and 100,000 Class
      B shares.

                      BOARD OF DIRECTORS AND COMMITTEES

    During 1999, our board of directors met four times, including regularly scheduled and annual meetings. During the year all of the directors attended all of the meetings held by the board of directors and all committees upon which they served.

    Our board has an audit committee and a stock option committee.

    Our AUDIT COMMITTEE is currently composed of Messrs. Fishman, Perlmutter and Remington. Its tasks include meeting with the auditors to review the scope, accuracy and results of the audit and making inquiries as to the adequacy of our accounting, financial and operating controls. Our audit committee held one meeting in 1999.

    Our STOCK OPTION COMMITTEE, which is composed of Messrs. Fishman and Remington, grants options under our 1994 Stock Option Plan and handles the general supervision of the plan. Our stock option committee did not hold meetings in 1999.

COMPENSATION OF DIRECTORS

    Directors who also are our employees (Mr. Segal) receive no fees for their service as directors or for attendance at board and committee meetings. Non-employee directors receive $1,000 for each board meeting with a minimum of $4,000 per year. Audit and stock option committee members receive and additional $150 per committee meeting.

EXECUTIVE EMPLOYMENT CONTRACT

    In 1994, we entered into a 10-year contract with Mr. Segal effective October 21, 1994 with an option to renew for an additional five years. Under the agreement, Mr. Segal's base compensation is $300,000 per year with annual increases based on a Consumer Price Index formula. In addition, there is a profit bonus under with Mr. Segal will receive 5% of our consolidated pre-tax earnings.

                     REPORT OF COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

    Our compensation committee has issued the following report for the year ended December 31, 1999.

    The compensation committee is comprised of all members of our board of directors except our chairman of the board who is our chief executive officer. The executive employment contract entered into in 1994 described above governs the chief executive's compensation. See "Executive Employment Contract."

    The foregoing report on executive compensation has been approved by all members of the compensation committee.

                        Jerry Fishman        Frederic Remington
                                 Norman Perlmutter

May __, 2000

         COMPENSATION OF OUR EXECUTIVE OFFICER AND OTHER INFORMATION

    The executive officer of the Company during 1999 was David A. Segal who was elected by our board of directors to serve as an officer until the next election of officers, as provided in our By-Laws. Biographical information regarding Mr. Segal is presented in the section entitled "Election of Directors," above.

    The following table provides summary information concerning salary and bonuses paid or accrued by us to or on behalf of our chief executive officer as of December 31, 1999 for the years ended December 31, 1997, 1998 and 1999 and the former president of our subsidiary, Henry Gordy International, Inc. for the year ended December 31, 1997. No other executive officer's aggregate salary and bonus exceeded $100,000 during 1999.

                                               SUMMARY COMPENSATION TABLE
                                                       ANNUAL COMPENSATION
                                          ---------------------------------------------------
                                                                                      TOTAL
                                                                                     SALARY &       OTHER<F1> ANNUAL
NAME AND PRINCIPAL POSITION               YEAR      SALARY($)       BONUS($)         BONUS($)       COMPENSATION($)
---------------------------               ----      ---------       --------         --------       ----------------
David A. Segal                            1999       330,157        193,346           523,503              --
   Chairman of the Board                  1998       338,961         61,425           400,386              --
   and Chief Executive Officer            1997       308,000              0           308,000              --

Michael Pahuta                            1997       110,000              0           110,000         104,000<F2>
   President of Henry Gordy
   International, Inc.

____________________
<F1>  None of the named individuals received perquisites or other personal benefits in any amount large enough to require reporting in this column.

<F2>  Mr. Pahuta's employment with Henry Gordy International, Inc. terminated
      October 31, 1997. The above amount was attributed to a severance payment in connection with Mr. Pahuta's employment contract.

PENSION BENEFITS

    One of our subsidiaries has a non-contributory defined benefit pension plan for salaried employees, which was "frozen" by action of our board of directors in January 1988. Monthly benefits payable at age 65 are equal to 50% of final average earnings, less 75% of the primary Social Security benefit. "Final average earnings" is the average of the highest consecutive five of the last ten years ended December 31, 1987, and monthly benefits are reduced pro rata for each full year of service less than thirty. Benefits are paid on a straight-life annuity basis or in an optional form which is actuarially equivalent to a life annuity.

    The following table reflects estimated annual benefits payable at age 65 on a straight-life annuity basis at various compensation levels and years of service, before being reduced by up to 75% of the retiree's annual primary Social Security benefit.

                                                   PENSION PLAN TABLE

                                                        YEARS OF CREDITED SERVICE
                                         -------------------------------------------------------
FINAL AVERAGE EARNINGS                      10                      20                      30
----------------------                    -------                 -------                 -------
         $ 30,000                        $ 5,000                 $10,000                 $15,000
           50,000                          8,333                  16,667                  25,000
           70,000                         11,667                  23,333                  35,000
           90,000                         15,000                  30,000                  45,000
          110,000                         18,333                  36,667                  55,000
          130,000                         21,667                  43,333                  65,000

    Our executive officer, Mr. Segal, currently has 15 years of service credited under the plan. The estimated final average earnings for Mr. Segal prior to reduction of Social Security Benefits are $98,300.

    In 1994, our board of directors adopted and the stockholders approved the EXX Inc 1994 Stock Option Plan which provided for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the issuance of non-qualified stock options (not intended to qualify under Section 422 of the Code). Pursuant to the plan, 5,000,000 shares of Class A stock have been reserved for issuance upon the exercise of options to our officers, directors, employees and consultants as either incentive and/or non-qualified options.

    The plan is administered by a stock option committee consisting of two members of our board of directors, each of whom is a disinterested person as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
The stock option committee has the authority to grant options, determine the recipients of said options, the exercise price which is not to be less than fair market value at date of grant, and to make all other determinations deemed necessary or advisable for its administration. The plan also provides that the maximum term of each option is ten years (except that with respect to options granted to persons holding more than 10% of the total combined voting power of all classes of our stock, the exercise price must be at least equal to 100% of the fair market value and the term cannot exceed five years). The plan also provides certain maximum limits of incentive options that may be granted to an employee within a calendar year.

    At December 31, 1999, options to purchase 5,000,000 shares of common stock were available for grant. Unless previously terminated, the plan shall terminate in 2004.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                 AMONG EXX INC, STANDARD & POOR'S MIDCAP 400
                   AND LEISURE TIME (PRODUCTS)-500 INDICES

    The following graph compares cumulative five-year return to stockholders from December 31, 1994 through December 31, 1999 (including the monthly reinvestment of dividends) on an indexed basis with the Standard & Poor's Midcap 400 Index and the S&P Toys Index Leisure Time (Products)-500, which includes the following companies: Brunswick Corporation (NYSE symbol, "BC"), Hasbro, Inc. (NYSE symbol, "HAS") and Mattel Inc. (NYSE symbol, "MAT").


                         TOTAL RETURN TO STOCKHOLDERS
                    DECEMBER 31, 1994 TO DECEMBER 31, 1999


                                   [GRAPH]

                                                                         ANNUAL RETURN PERCENTAGE
                                                                               YEARS ENDING

COMPANY/INDEX                                          DEC-95        DEC-96       DEC-97        DEC-98       DEC-99
-------------------------------------------------------------------------------------------------------------------
EXX INC - CL A                                         -66.81        -27.02       -19.35        -40.00       236.53
S&P MIDCAP 400 INDEX                                    30.94         19.20        32.25         19.11        14.72
LEISURE TIME (PRODUCTS)-500                             37.07         20.55        31.57        -22.30       -30.99

                                           BASE                         INDEXED RETURNS
                                          PERIOD                         YEARS ENDING
COMPANY/INDEX                             DEC-94       DEC-95        DEC-96       DEC-97        DEC-98       DEC-99
-------------------------------------------------------------------------------------------------------------------
EXX INC - CL A                               100        33.19         24.22        19.53         11.72        39.44
S&P MIDCAP 400 INDEX                         100       130.94        156.08       206.43        245.87       282.06
LEISURE TIME (PRODUCTS)-500                  100       137.07        185.24       217.40        168.93       116.58

                   PROPOSAL II - AMENDMENT TO ARTICLE 3 OF
                  THE ARTICLES OF INCORPORATION, AS AMENDED

    Our board of directors has approved a proposal to amend Article 3 of the Articles of Incorporation to increase the number of authorized shares of our Class A stock to 100,000,000 shares and has directed that the proposal be submitted to the vote of the stockholders at the annual meeting.

    As of May 5, 2000, we had approximately 12,061,607 shares of Class A common stock outstanding, approximately 2,150,000 shares of Class A common stock covered by outstanding options ,and an additional 5,000,000 shares of Class A common stock reserved for issuance under our employee stock option plan. Based upon the foregoing number of outstanding shares of common stock, we have approximately 5,788,393 shares of Class A common stock authorized under our Articles of Incorporation remaining available for other purposes.

    Our board of directors believes that it is in our best interest to increase the number of shares of Class A common stock that we are authorized to issue. We believe that the availability of additional authorized but unissued shares will provide us with the flexibility to issue stock for proper corporate purposes, specifically, to conduct the exchange offer for Newcor, Inc. common stock discussed more fully in Proposal III below, or other corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt employee benefit plans or reserve additional shares for issuance under such plans and to effect stock dividends and splits, where our board of directors determines it advisable to do so. Other than with respect to the proposed exchange offer for Newcor common stock, we do not have any present intention to issue additional shares of Class A common stock.

    Our board of directors believes that the proposed increase in the authorized Class A common stock will make available sufficient shares to effect the exchange offer or other of the previously mentioned purposes. No additional action or authorization by our stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Class A common stock is then listed or quoted. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by our board of directors.

    Class A and Class B stockholders have no preemptive rights to acquire shares issued by us under our existing Articles of Incorporation, and stockholders would not acquire any such rights with respect to any stock dividends declared nor any additional issuance of shares pursuant to the proposed amendment to the Articles of Incorporation. In addition, if our board of directors elects to declare such a stock dividend or to issue additional shares of Class A common stock, such issuance could have a dilutive effect on earnings per share, voting power, and share holdings of current stockholders.

The proposed amendment could, under certain circumstances, have an anti-takeover effect. For example, in the event of an attempt to take control of the company, it may be possible for us to endeavor to impede the attempt by issuing shares of Class A common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the board of directors is not currently aware of any attempt to take control of the company and the board of directors has not presented this proposal in response to any such attempt.

    Our board of directors believes that it is in the best interests of the company and our stockholders to increase the number of authorized shares of our Class A common stock from 25 million shares to 100 million shares.

    The complete text of the proposed amendment to our Articles of Incorporation is set forth in Annex A to this proxy statement.

REQUIRED VOTE

    Adoption of the proposed amendment to Article 3 of the Articles of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of common stock.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO ARTICLE 3 OF THE ARTICLES OF INCORPORATION.


             PROPOSAL III - APPROVAL OF THE ISSUANCE OF SHARES OF
          CLASS A COMMON STOCK IN CONNECTION WITH AN EXCHANGE OFFER

    Our board has approved the acquisition of up to 100% of the outstanding common stock, $1.00 par value, of Newcor, Inc., a Delaware corporation, pursuant to an exchange offer for shares of our Class A common stock, $0.01 par value, and has approved the issuance of up to 25,000,000 shares of our Class A common stock and has directed that the proposal be submitted to the vote of the stockholders at the annual meeting.

    Section 712 of the American Stock Exchange Listing Standards and Requirements requires the approval of stockholders as a prerequisite to its approval of applications to list additional shares in circumstances where, as here, such shares are potentially to be issued as consideration for an acquisition of the stock of another company and where such potential issuance will result in an increase in the outstanding Class A common stock of 20% or more. As of the record date, there were 12,061,607 shares of Class A common stock outstanding and 7,150,000 shares reserved or issued for options. If EXX were to acquire 100% of the outstanding shares and associated preferred stock purchase rights of Newcor, Inc., up to 25,000,000 shares of our Class A common stock potentially would be issued, representing an increase of approximately 67.5%. The issuance of the shares of our Class A common stock will allow us to conduct and complete the exchange offer discussed below.

    Although no stock vote is required under Nevada General Corporation Law with respect to the exchange offer, Note A to Schedule 14A of the Exchange Act of 1934, as amended (which sets out the rules governing the solicitation of proxies), provides that in these circumstances, our solicitation with respect to the increase in authorized shares and approval of the application for listing on the American Stock Exchange of additional shares also constitutes a solicitation with respect to the exchange offer. Accordingly, the information regarding the exchange offer is being provided for your review in connection with this proposal.

BACKGROUND OF THE EXCHANGE OFFER; HISTORY OF NEGOTIATIONS AND RELATIONSHIP BETWEEN EXX INC AND NEWCOR, INC.

    As part of our overall business strategy, we have historically identified and acquired or invested in underperforming or distressed businesses with a view to utilizing our turnaround strategies and expertise to improve operations and financial performance of the business, resulting in an increase in value. Consistent with such strategy, we purchased 596,300 shares of Newcor common stock in 16 transactions between October 18, 1999 and October 27, 1999. We intended to utilize the Newcor common stock reported by us in a Schedule 13D on October 29, 1999, to participate in a turnaround of Newcor's financial performance, possibly by consulting with management regarding appropriate turnaround strategies or by seeking to obtain control of Newcor. We did not have any definitive plan at that time with respect to the manner in which we intended to participate in a turnaround in Newcor's financial performance.

    On November 1, 1999, David Segal, our chairman, chief executive officer and chief financial officer, initiated a telephone conference with several members of management of Newcor, including Keith Hale, president and chief executive officer of Newcor, James Connor, chief financial officer of Newcor, and Thomas Parker, vice president of human resources of Newcor. Mr. Segal gave management of Newcor some background information about EXX and offered EXX's assistance in achieving a turnaround of Newcor. Management of Newcor declined Mr. Segal's offer.

    On November 30, 1999, Mr. Segal met with Thomas Parker at Newcor's headquarters in Bloomfield Hills, Michigan. Mr. Parker made arrangements for Mr. Segal to meet with William Lawson, chairman of the board of directors of Newcor, at Newcor's plant in Corunna, Michigan. That same day, Mr. Segal met with Mr. Lawson, toured the plant in Corunna, Michigan and met various employees of the plant. On December 1, 1999, Mr. Segal, along with Mr. Parker, visited Newcor's plant in Royal Oak, Michigan and met various employees of the plant. Mr. Segal discussed a possible business combination with Mr. Lawson.

    Following Mr. Segal's visit with Newcor, EXX purchased 55,900 shares of Newcor common stock in 13 separate transactions, bringing our total percentage ownership (including 24,000 shares owned by Mr. Segal) in Newcor to 13.74% at such time and reported those purchases on an amendment to
Schedule 13D filed with the Securities and Exchange Commission on December 20, 1999. Since the filing of our first amendment to Schedule 13D, we have purchased an additional 12,500 shares of Newcor in various transactions, bringing our total beneficial ownership to 688,700 shares.

    On December 28, 1999, the board of directors of Newcor authorized and declared a distribution of one right for each share of Newcor common stock outstanding as of January 12, 2000 pursuant to the terms of a Rights Agreement between Newcor and Chase Mellon Shareholder Services, L.L.C., as rights agent. The rights become exercisable in the event that (a) a person acquires 15% or more of Newcor's common stock, (b) a person commences a tender offer or exchange offer pursuant to which they would own 15% or more of Newcor's common stock or (c) the Board of Directors of Newcor determines that a person owning at least 10% of Newcor's common stock is seeking short-term gain to the detriment of Newcor or is causing or is likely to cause a material adverse impact on Newcor.

    On January 10, 2000, Mr. Segal and Mr. Lawson discussed various issues relating to a possible business combination between EXX and Newcor, including Newcor's rights agreement, the management of Newcor and the make-up of its board of directors and possible per share sale prices for Newcor common stock. Mr. Segal was advised that Newcor was available for sale at the right price.

    On January 11, 2000, Mr. Segal called Mr. Lawson and proposed $4.00 per share of Newcor common stock payable in shares of EXX Class A common stock. Mr. Lawson told Mr. Segal that he would convey the offer to the other directors of Newcor.

    The board of directors of Newcor met on February 9, 2000. At the meeting, the board decided not to accept EXX's proposal at that time. Mr. Lawson indicated to Mr. Segal that the board intends to allow management to continue to attempt to restore profits during 2000.

    On March 4, 2000, Newcor issued a press release announcing that it would recognize a non-cash charge related to 1999 of approximately $8.5 million for the write-off of goodwill associated with Newcor's Turn-Matic, Inc. subsidiary. Because there was no immediate tax benefit from the impairment charge, the effect of the charge was an additional net loss of $8.5 million, or $(1.74) per share, for the year ended December 31, 1999, from the previously announced losses of $(.62) per share, resulting in a net loss for the year ended December 31, 1999 of $(2.36) per share. Results previously announced at $(.22) per share for the quarter ended December 31, 1999, were adjusted to reflect a loss of $(1.96) per share. According to the press release, the charge was recorded due to significant lost business for the subsidiary in 1999 and the first part of 2000.

    On March 29, 2000, our board of directors approved resolutions authorizing the acquisition of up to 100% of the outstanding shares of Newcor common stock by means of an exchange offer by EXX.

    According to an April 6, 2000 Newcor press release, Newcor president and chief executive officer Keith Hale resigned as president, chief executive officer and director of Newcor due to health problems. Newcor's chief financial officer, James J. Connor was appointed interim president and chief executive officer.

TERMS OF THE EXCHANGE OFFER

    We are offering to exchange shares of our Class A common stock for shares of Newcor common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this proxy and in a prospectus and related letter of transmittal which [will be or has been] sent to Newcor stockholders. In addition, in our sole discretion, we may elect to pay cash in lieu of some or all of the shares of our Class A common stock in exchange for shares of Newcor common stock. If we elect to pay cash in lieu of our Class A common stock, we will pay the same proportion of cash and common stock that we pay to each other stockholder of Newcor who tenders shares of Newcor common stock. Regardless of whether we pay the consideration in shares of our Class A common stock or cash, the consideration we are offering has a value of $4.00 per share of Newcor common stock. If we elect to pay solely in shares of common stock, the number of shares of our Class A common stock to be exchanged for shares of Newcor common stock will be determined by dividing $4.00 by the closing price of our Class A common stock as reported on the American Stock Exchange on the last trading day immediately preceding the commencement of the offer.

    The record owner of Newcor shares will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Transfer taxes on the exchange of Newcor common stock tendered pursuant to our offer generally will be paid by us or on our behalf.

    We are making this offer in order to acquire control of and, possibly, the entire common equity interest in, Newcor. If less than the entire common equity interest in Newcor is tendered pursuant to the offer, we may, in our sole discretion, elect to exchange only a portion of the total number of shares of Newcor common stock tendered pursuant to the offer. If we elect to exchange only a portion of the total number of shares of Newcor common stock tendered pursuant to the offer, we will exchange a pro rata portion of the number of shares of Newcor common stock tendered by each stockholder of Newcor.

    Our obligation to exchange shares of our Class A common stock for Newcor shares pursuant to the offer is subject to several conditions referred to below under "Conditions of Our Offer."

    Our offer to acquire Newcor common stock is also an offer to acquire Newcor preferred stock purchase rights, and, when we refer to the shares of Newcor common stock, we are also referring to the associated Newcor rights, unless we indicate otherwise. In addition, all references to the Newcor rights include the benefits to holders of those rights pursuant to the Rights Agreement, dated as of January 12, 2000, between Newcor and Chase Mellon Shareholders Services, L.L.C., as rights agent, including the right to receive any payment due upon redemption of Newcor rights.

    One Newcor right must be tendered for each Newcor share tendered in order to effect a valid tender of Newcor shares, unless the Newcor rights have been redeemed. The Newcor rights are currently represented by the certificates for the Newcor shares and the tender of Newcor shares prior to the Newcor distribution date will also constitute a tender of the associated Newcor rights. We will not make a separate payment for the Newcor rights. Upon the earlier to occur of (a) the close of business on the tenth business day following a public announcement that a person or group of associated or affiliated persons other than Newcor has acquired beneficial ownership of 15% or more of the outstanding Newcor common stock, (b) the close of business on the tenth business day or such later date as the board of directors of Newcor shall determine following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding Newcor common stock or (c) the close of business on the tenth business day following a determination by the Newcor board of directors that a person who has acquired at least 10% of the outstanding Newcor common stock is an "adverse person" who intends to cause Newcor to repurchase such stock or to cause Newcor to take action to provide such person short-term financial gain when not in the best interests of Newcor or such ownership is causing or is reasonably likely to cause a material adverse impact on Newcor, its employees, customers, suppliers or the community in which Newcor operates (we refer to the earliest of these dates as the "Newcor distribution date"), separate certificates evidencing the Newcor rights will be mailed to holders of record of Newcor common stock as soon as practicable after the Newcor distribution date, and those separate Newcor rights certificates alone will evidence the Newcor rights. The Newcor distribution date will occur on the tenth business day following the date we commence our offer unless, before that time, Newcor's board of directors decides to set an earlier or later date as the Newcor distribution date.

    We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent.

    If Newcor agrees upon a negotiated business combination with us, we may amend or terminate our offer without purchasing any Newcor shares.

POTENTIAL DILUTION OF OUR INVESTMENT IN NEWCOR

    Newcor adopted a Shareholder Rights Plan in which Newcor declared a dividend distribution of one right for each share of Newcor common stock to stockholders of record as of the close of business on January 12, 2000. The Plan expires in January 2010.

    Under Newcor's plan, each right would entitle stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock for $10.50 (subject to adjustment) upon the occurrence of a Newcor distribution date as discussed in Terms of the Exchange Offer above.

    The Plan may be invoked such that the rights become exercisable as a result of our commencement of the exchange offer, our becoming the beneficial owner of 15% or more of Newcor's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of Newcor approved by a majority of the independent directors not affiliated with us, or the Newcor board of directors determining that we are an "adverse person." If the rights become exercisable, then each right not owned by us, or our related parties will entitle its holder to purchase, at the right's then current exercise price, shares of Newcor's common stock in lieu of preferred stock (or, in certain circumstances as determined by the board, cash, other property, or other securities) having a value of twice the right's then current exercise price. In addition, if after we have become a 15% or more stockholder, Newcor is involved in a merger or other business combination transaction with us or another entity in which Newcor does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to us or another entity, each right will entitle its holder to purchase, at the right's then current exercise price, shares of common stock of us or such other person having a value of twice the right's then current exercise price.

    The Plan allows Newcor to redeem the rights at $0.001 per right at any time prior to 10 days (subject to extension) following a public announcement of the acquisition of a 15% position. However, Newcor may not redeem the rights following a determination that any person or group is an "adverse person."

    In the event the Plan is invoked and if the rights are not redeemed, our investment in Newcor may be reduced or diluted by the exercise of the rights by the other Newcor stockholders. As discussed below, we seek to minimize this risk by making it a condition to our offer that Newcor's board either redeem the rights or amend the Plan so that the rights are not triggered by our offer. However, there can be no guarantee that the condition will be met. Furthermore, as long as we continue to own 10% or more of Newcor's stock, under the current Plan, Newcor's board of directors may declare us to be an "adverse person" and thus dilute our ownership in Newcor and reduce the value of our investment therein.

CONDITIONS OF OUR OFFER

    Our obligation to consummate the transaction depends on a number of conditions being met (any of which may be waived in whole or in part). These include:

    * EXX Stockholder Approval. The stockholders of EXX must vote to approve (a) an increase in the number of authorized shares of EXX Class A common stock and (b) the issuance of EXX Class A common stock in connection with the EXX offer.

    * Regulatory Approvals. All regulatory approvals required to consummate the offer must have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to us and Newcor on a combined basis.

    * Rights Agreement. We must be satisfied, in our reasonable judgment, that the Newcor rights agreement does not apply to our offer. This condition would be satisfied if the board of directors of Newcor redeems the Newcor rights or amends the Newcor rights agreement so that the Newcor rights would not be triggered by the offer or a court of competent jurisdiction invalidates the Newcor rights agreement.

    * No Acceleration of Indebtedness. We must be satisfied, in our reasonable judgment, that the indebtedness of Newcor under the $125 million 9.875% Senior Subordinated Notes due 2008 will not become immediately due and payable upon the consummation of the offer.

    * Section 203 of the Delaware General Corporation Law. We must be satisfied, in our reasonable judgment, that the provisions of Section 203 of the Delaware General Corporation Law ("DGCL") do not apply to our offer. This condition would be satisfied if either (a) the board of directors of Newcor approves the offer for purposes of Section 203 of the DGCL or (b) we acquire 85% or more of the voting stock of Newcor pursuant to the offer.

    * Listing on American Stock Exchange. The shares of our common stock to be issued to Newcor stockholders in the offer must have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

    * Certain Other Conditions of the Offer. Notwithstanding any other provision of our offer, we shall not be required to accept for exchange or exchange any Newcor shares, may postpone the acceptance for exchange of or exchange for tendered Newcor shares, and may, in our sole discretion, terminate or amend the offer as to any Newcor shares not then exchanged (a) if, at the expiration date, any of the rights plan condition, the acceleration of indebtedness condition, the DGCL 203 condition, the EXX stockholder approval condition or the regulatory approval condition has not been satisfied or, with respect to the rights plan condition, the acceleration of indebtedness condition or the DGCL 203 condition, waived, or (b) if, on or after the date of this proxy statement and at or prior to the time of exchange of any such Newcor shares (whether or not any Newcor shares have theretofore been accepted for exchange or exchanged pursuant to the offer), any of our other conditions are not satisfied. Those conditions are as follows:

            (a) The shares of our Class A common stock to be issued to Newcor stockholders in the offer have been authorized for listing on the American Stock Exchange, subject to official notice of issuance;

            (b) The registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the Securities and Exchange Commission and we shall have received all necessary state securities law or "blue sky" authorizations;

            (c) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the offer or any of the other transactions contemplated by this proxy statement or the prospectus delivered to Newcor stockholders shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of our offer;

            (d) There shall not be pending any suit, action or proceeding by any governmental entity (1) challenging the offer, seeking to restrain or prohibit the consummation of the offer or seeking to obtain from Newcor or us any damages that are material in relation to Newcor and its subsidiaries taken as a whole or EXX and its subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by Newcor, us or any of our subsidiaries of any material portion of the business or assets of Newcor by us or any of our subsidiaries or to compel Newcor or us or any of our subsidiaries to dispose of or hold separate any material portion of the business or assets of Newcor or us or any of our subsidiaries as a result of the offer, (3) seeking to prohibit us from effectively controlling in any material respect the business or operations of Newcor or (4) which otherwise is reasonably likely to have a material adverse effect on us or Newcor; and

            (e) Newcor shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing EXX's ability to acquire a controlling interest in Newcor or otherwise diminishing the expected economic value to EXX of the acquisition of a controlling interest in Newcor.

    The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by us). We may waive these conditions in whole or in part (other than the EXX stockholder approval condition, the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement) without providing any advance notice prior to the exchange of any tendered shares of Newcor common stock. The determination as to whether any condition has been satisfied shall be in our reasonable judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay, exchange or cancel our obligation to exchange properly tendered Newcor shares, we will either promptly exchange such Newcor shares or promptly return such Newcor shares.

OUR REASONS FOR THE EXCHANGE OFFER

    In reaching its determination that the acquisition is advisable and fair to and in the best interests of EXX and our stockholders, the board considered a number of factors, which included (but did not consist exclusively of) the following:

    * the board's knowledge of our business, operations, properties, assets, financial condition and operating results

    * the business, operations, properties, assets, financial condition and operating results of Newcor, Inc.

    * the consistency of the acquisition with our long-term business strategy

    * our view that we are positioned to grow and compete successfully in our operation of the businesses of Newcor, Inc. and will be able to achieve financial performance beyond what we would achieve without the businesses of Newcor, Inc.

    * our belief that we can streamline and improve the operations and profitability of Newcor based on our proven history of restoring unprofitable manufacturing companies to profitable operating health

    The foregoing discussion of the information and factors discussed by the board is not meant to be exhaustive but includes all material factors considered by the board. In view of the complexity and wide variety of information and factors considered, both positive and negative, the board did not find it practical to quantify, rank or otherwise attach any relative weight to the various factors. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including thorough discussions with our management and legal advisors. As a result of its consideration of the foregoing, the board determined that the application for listing on the American Stock Exchange of up to 25,000,000 shares of our Class A common stock to be issued pursuant to an exchange offer are advisable and fair to and in our best interests and approved the application for listing on the American Stock Exchange of up to 25,000,000 shares of our Class A common stock to be issued pursuant to an exchange offer.

RECOMMENDATION OF YOUR BOARD

    Your board of directors has unanimously determined that the exchange offer is advisable and fair to and in the best interests of EXX and our stockholders and has approved the issuance of the shares pursuant to the exchange offer. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ISSUANCE OF THE SHARES PURSUANT TO THE EXCHANGE OFFER.

ACCOUNTING TREATMENT

    If we acquire a majority of the common equity interest in Newcor, the business combination will be accounted for as a "purchase," as such term is used under generally acceptable accounting principles, for accounting and financial reporting purposes. Newcor will be treated as the acquired corporation for such purposes. Newcor's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the combination and combined with the historical book values of the assets and liabilities of EXX. Applicable income tax effects of such adjustments will be included as a component of EXX's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against EXX's earnings over a twenty year period following completion of the combination. For further information concerning the amount of goodwill to be recorded in connection with the combination and the amortization thereof, see Note D of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements on page 51.

    If we acquire less than a majority but at least 20% of the common equity interest in Newcor, we expect that we will account for such interest using the equity method of accounting. The use of the equity method of accounting would result in financial reporting substantially different from that presented in the Unaudited Pro Forma Condensed Consolidated Financial Statements contained in this proxy statement.

    EXX has prepared the Unaudited Pro Forma Financial Statements contained in this proxy statement using the purchase method of accounting.

TAX CONSEQUENCES

    There are no material tax consequences to you that will result from the transaction. Cash and EXX shares received in return for Newcor shares purchased will be taxable to Newcor stockholders for federal income tax purposes. Thus, Newcor stockholders will realize gain or loss measured by the difference between their adjusted tax basis in their Newcor shares and the sum of the cash and the fair market value of the EXX shares received in return. Generally, that gain or loss will be treated as capital gain or loss. In the case of non-corporate taxpayers, capital gains will be subject to a maximum federal income tax rate of 20% if their shares of Newcor purchased by us have been held by them for more than 12 months. Newcor stockholders' ability to use any capital losses realized in a purchase of their Newcor shares to offset other income is subject to certain limitations.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF EXX

    The following table presents selected historical financial information for EXX for each of the five years in the period ended December 31, 1999. This information is derived from historical financial statements, including the respective notes to those financial statements, previously filed by EXX with the Securities and Exchange Commission. The historical financial statements for EXX are included in this proxy statement.


Sales and Income                         1999              1998             1997            1996              1995
----------------                         ----              ----             ----            ----              ----
   Net sales                         $21,158,000       $20,935,000      $22,324,000     $19,746,000      $30,522,000
   Net income (loss)                   2,445,000           761,000         (223,000)     (1,624,000)       2,330,000

Per Share Data<F*>
--------------

   Net income (loss)-basic           $       .19       $       .06      $      (.02)    $      (.12)     $       .17
   Net income (loss)-diluted                 .18               .06             (.02)           (.12)             .17
   Book value                                .90               .72              .66             .68              .80

Financial Position
------------------

   Current assets                    $14,075,000       $13,776,000      $13,291,000     $12,066,000      $13,591,000
   Total assets                       18,395,000        16,440,000       16,181,000      13,419,000       15,418,000

   Current liabilities                 4,047,000         4,667,000        5,152,000       4,018,000        4,372,000

   Current ratio                        3.5 to 1          3.0 to 1         2.6 to 1        3.0 to 1         3.1 to 1

   Working capital                   $10,028,000       $ 9,109,000      $ 8,139,000     $ 8,048,000      $ 9,219,000
   Property and
      equipment, net                   2,325,000         2,386,000        2,586,000         830,000          998,000
   Long-term debt                      1,747,000         1,794,000        1,886,000              --               --
   Stockholders' equity               11,438,000         9,281,000        8,918,000       9,141,000       10,793,000

____________________
<F*> As adjusted for a 400% stock dividend effective March 8, 2000, Class A and
     Class B shares retroactively shown.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF NEWCOR

    Selected historical financial information for Newcor for each of the five years in the period ended December 31, 1999 is contained under the heading "Five Year Financial Summary" in Note 17 of the Notes to Condensed Financial Statements of Newcor beginning on page F-21 of this proxy statement.

                    SELECTED UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

    We have included this unaudited pro forma condensed consolidated summary information only for the purposes of illustration. It does not necessarily indicate what the operating results or financial position of the combined entity would have been if the transaction had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this selected unaudited pro forma condensed consolidated summary financial information in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and the notes thereto included in this proxy statement. The unaudited pro forma condensed consolidated summary balance sheet data gives effect to the transaction as if it had occurred on December 31, 1999. The unaudited pro forma condensed consolidated summary results of operations data gives effect to the transaction as if it occurred on January 1, 1999. See Note A of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements for a discussion of the accounting method used for the acquisition.

                                                         FOR THE YEAR ENDED
                                                          DECEMBER 31, 1999
                                                         ------------------
BALANCE SHEET:
   Working capital                                          $ 25,931,000
   Total assets                                              226,298,000
   Total liabilities                                         198,243,000
   Total stockholders' equity                                 28,055,000

                                                          DECEMBER 31, 1999
                                                          -----------------
RESULTS OF OPERATIONS:
   Net sales                                                $279,641,000
   Cost of sales                                             231,412,000
   Gross profit                                               48,229,000
   Operating expenses                                         35,009,000
   Operating income                                           13,220,000
   Loss before income taxes                                   (1,069,000)
   Net loss                                                     (864,000)
   Net loss per share, basic and diluted                           (0.04)

                     SUPPLEMENTARY FINANCIAL INFORMATION

    Supplementary financial information for Newcor for each full quarter within the two most recent fiscal years is contained in Note 17 of the Notes to Condensed Financial Statements of Newcor beginning on page F-21 of this proxy statement.

                   COMPARATIVE AND PRO FORMA PER SHARE DATA


    The table below presents historical per share financial information for EXX Inc and Newcor, Inc. This information should be read in conjunction with the financial information and historical financial statements and the notes thereto of EXX Inc and Newcor, Inc. included in this proxy statement. In addition, it is important that you read the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto included in this document. However, pro forma information is not necessarily indicative of what the actual financial results would have been had the transaction taken place December 31, 1999 or on January 1, 1999, nor do they purport to indicate results of future operations. No cash dividends were paid by EXX Inc or Newcor, Inc. during the periods presented. We derived the pro forma Newcor equivalent data based on an assumed exchange ratio of 2.667 shares of EXX Class A common stock for each share of Newcor common stock.

                                                       Year Ended
                                                    December 31, 1999
                                                    -----------------
NET INCOME (LOSS) PER DILUTED SHARE
Historical:
   EXX                                                   $  .18
   Newcor                                                 (2.36)<F1>
Pro Forma Combined                                        (0.04)<F2>
Pro Forma Newcor Equivalent                               (0.89)

BOOK VALUE PER SHARE
Historical:
   EXX                                                   $  .90
   Newcor                                                  2.66
Pro Forma Combined                                         1.17
Pro Forma Newcor Equivalent                                1.00

____________________________

<F1> Includes a non-recurring impairment charge for goodwill of $8,521,000.
<F2> Excludes a non-recurring impairment charge for goodwill of $8,521,000.

REGULATORY MATTERS

    All regulatory approvals required to consummate the offer must be obtained and must remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to us or Newcor. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the offer may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. We plan to file the notification and report forms with the Federal Trade Commission and the Antitrust Division no later than _________, 2000. At any time before or after the consummation of the offer, and notwithstanding that the waiting period has been terminated, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the offer or seeking divestiture of substantial assets of EXX and Newcor. At any time before or after the consummation of the offer, and notwithstanding that the waiting period has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the offer or seeking divestiture of Newcor or the businesses of EXX or Newcor. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    We are not aware of any other material governmental approvals or actions that are required for consummation of the offer. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

CERTAIN RELATIONSHIPS WITH NEWCOR, INC.

    Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Newcor, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described under "Background of the Offer" and elsewhere herein, there have been no contacts, negotiations or transactions since January 1, 1997 between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Newcor or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has had any transaction with Newcor or any of its executive officers, directors or affiliates since January 1, 1997 that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the offer.

    As of the date of this document, EXX beneficially owns 664,700 shares of Newcor common stock and David Segal, EXX's controlling shareholder beneficially owns 24,000 shares of Newcor common stock.

                      MARKET PRICE AND DIVIDEND MATTERS

MARKET PRICE AND DIVIDEND HISTORY

    EXX Class A common stock is listed and traded on the American Stock Exchange and is quoted under the symbol "EXX/A." Newcor common stock, including the associated preferred stock purchase rights, is listed and traded on the American Stock Exchange and is quoted under the symbol "NER." Prior to being admitted to the American Stock Exchange on May 7, 1999, Newcor common stock was traded on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sale prices of EXX Class A common stock as reported on the American Stock Exchange, and the high and low sale prices of Newcor common stock, as reported on the American Stock Exchange and the Nasdaq National Market, along with the quarterly cash dividends per share.

                                                    EXX Common                           Newcor Common
                                                  Sales Price<F1>                         Sales Price
                                              -----------------------                ----------------------
                                           High        Low     Dividends          High        Low     Dividends
                                           ----        ---     --------           ----        ---     ---------
1998
First Quarter                            $0.8250     $0.5375     $  --          $9.8750     $8.0000     $0.05
Second Quarter                            0.7625      0.4500        --           9.7500      8.7500        --
Third Quarter                             0.5500      0.2875        --           9.3750      3.8750        --
Fourth Quarter                            0.9000      0.3000        --           6.1250      2.6250        --

1999
First Quarter                            $0.5750     $0.3250     $  --          $5.7500     $3.5000     $  --
Second Quarter                            0.7250      0.3875        --           5.3750      3.0000        --
Third Quarter                             1.2250      0.5250        --           4.8750      1.5625        --
Fourth Quarter                            1.2800      0.5900        --           3.3750      1.3125        --

2000
First Quarter                            $2.2500     $0.9500     $  --          $3.1250     $2.0000     $  --
Second Quarter
(through April 25, 2000)                 $1.1900     $0.6250     $  --          $2.5000     $1.6875     $

_______________

<F1> All sale prices for EXX Class A common stock have been adjusted to reflect the 400% stock dividend paid by EXX on March 8, 2000.

    The information set forth in the table below presents the closing sale prices of EXX Class A common stock and Newcor common stock as reported on the American Stock Exchange, along with the pro forma Newcor equivalent, on _______________, 2000, the last full trading day prior to the date of this proxy statement.

                                  EXX         Newcor      Pro Forma Newcor Equivalent
                                  ---         ------      ---------------------------
__________, 2000               $              $                     $

    On March 17, 2000, there were approximately 1200 holders of record of EXX Class A common stock. On February 17, 2000, there were approximately 550 holders of record of Newcor common stock.

    Past dividends paid on EXX Class A common stock and Newcor common stock are not necessarily indicative of future dividends which may be paid. No assurance can be given concerning dividends to be declared and paid on EXX Class A common stock and Newcor common stock. The timing and amount of future dividends declared on EXX Class A common stock will be set at the discretion of our board of directors and will depend on various factors, including, without limitation, the earnings and financial condition of EXX and its subsidiaries.

DIVIDEND LIMITATIONS

    There is no present restriction on EXX's ability to pay cash dividends. However, we deem the use of corporate funds for day-to-day needs to be in the best interest of EXX. There is no present intention to make any cash dividend payments.

    Newcor's ability to pay cash dividends has been suspended pursuant to the terms of the $125 million 9.875% Senior Subordinated Notes due 2008.

INDEPENDENT AUDITORS

    We have been advised that representatives of Rothstein, Kass & Company, P.C., our independent auditors, will be present at the annual meeting, and will be available to respond to appropriate questions.

DISSENTERS' RIGHTS

    Holders of our common stock are not entitled under Nevada law or under our Articles of Incorporation to any dissenters' rights, to seek appraisal of their shares or to any preemptive rights in connection with the exchange offer.

                     WHERE YOU CAN FIND MORE INFORMATION

    EXX and Newcor file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room      New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
Room 1024                  Suite 1300                   500 West Madison Street
Washington, D.C.  20549    New York, New York  10048    Suite 1400

    You may also obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information filed electronically by EXX and Newcor with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.
                                         ------------------

    You can also inspect reports, proxy statements and other information about EXX and Newcor at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1872.

    The Securities and Exchange Commission allows EXX to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document.

    EXX's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed April 28, 2000 with the Securities and Exchange Commission, are sent to you simultaneously with this proxy statement and are incorporated herein by reference.

    You may read and copy and materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's website is http://www.sec.gov. You
                                                    ------------------
can obtain additional copies of the documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the following address:

                                    D.F. KING & CO., INC.
                                    77 Water Street, 20th Floor
                                    New York, New York  10005-4495
                                    Telephone:  (212) 269-5550

                  CERTAIN INFORMATION REGARDING NEWCOR, INC.

    While we have included in this proxy statement information concerning Newcor that is known to us based on publicly available information (primarily filings by Newcor with the Securities and Exchange Commission), we are not affiliated with Newcor and Newcor has not permitted us to have access to their books and records. Therefore, non-public information concerning Newcor was not available to us for the purpose of preparing this proxy statement. Although we have no knowledge that would indicate that statements relating to Newcor contained or incorporated by reference in this proxy statement are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.

    Pursuant to Rule 409 under the Securities Act of 1933, as amended (the "Securities Act") and Rule 12b-21 under the Exchange Act, we are requesting that Newcor provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of Newcor. We will amend or supplement this proxy statement to provide any and all information we receive from Newcor, if we receive the information before our offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to Rule 439 under the Securities Act of 1933, as amended, we are requesting that the independent accountants of Newcor provide us with the consents required for us to incorporate by reference into this proxy statement the audit report included in Newcor's Annual Report on Form 10-K for the year ended December 31, 1999.

GENERAL DESCRIPTION OF BUSINESS

    Newcor, Inc., a Delaware corporation, was organized in 1969 to succeed a Michigan corporation organized in 1933. Newcor is organized into three operating segments: Precision Machined Products; Rubber and Plastic; and Special Machines. The Precision Machined Products segment produces transmission, powertrain and engine components and assemblies primarily for the automotive, medium and heavy-duty truck and agricultural vehicle industries. The Rubber and Plastic segment produces cosmetic and functional seals and boots and functional engine compartment products primarily for the automotive industry. The Special Machines segment designs and manufactures welding, assembly, forming, heat treating and testing machinery and equipment for the automotive, appliance and other industries.

    Newcor purchased the business and substantially all of the assets of Machine Tool & Gear, Inc. ("MT&G") in December 1997. MT&G manufactures differential pinion and side gears, output shafts and rear axle shafts for the automotive industry. Newcor also purchased the common stock of the three related companies known as The Deco Group ("Deco") and Turn-Matic, Inc. ("Turn-Matic") in March 1998, subsequent to the issuance of $125 million 9.875% Senior Subordinated Notes due 2008 (the "Notes"). Deco manufactures high-volume, precision machined engine and powertrain components and assemblies for the medium and heavy truck and automotive industries, while Turn-Matic manufactures high-volume, precision machined engine components and assemblies for the automotive industry.

    The MT&G, Deco and Turn-Matic acquisitions and the issuance of the Notes have substantially increased in the size of Newcor and changed the character and scope of its business. In addition, these transactions substantially increased Newcor's leverage, interest expense and cash requirements for debt service in 1998 and future years as compared to 1997 and prior years. Newcor's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness or to fund planned capital expenditures will depend on its future performance, which to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

    During 1997, Newcor purchased the common stock of Plastronics Plus, Inc. ("Plastronics"), which primarily manufactures custom plastic injection-molded components for the automotive industry. Also during 1997, Newcor sold the business and substantially all assets of its Eonic division, which operated in the Precision Machined Products segment.

FINANCIAL INFORMATION ABOUT OPERATING SEGMENTS

    Financial information about operating segments is presented in Note 16 (Segment Reporting) of the Notes to Consolidated Financial Statements of Newcor on page F-19. This segment information is supplemented by the additional financial information included under "Narrative Description of Business" below.

NARRATIVE DESCRIPTION OF BUSINESS

    Newcor sells and markets its products into five market segments defined as automotive (51%), heavy-duty truck (30%), capital goods (10%), agricultural (8%) and industrial (1%). The percentages following the market definition reflect the portion of 1999 consolidated revenue sold into that respective market. The markets served by Newcor are highly cyclical and are impacted by the general strength of the economy, by prevailing interest rates and by other factors outside the control of Newcor. The markets for automotive, heavy-duty trucks, agricultural vehicles and capital goods, for which Newcor supplies goods and services, have all experienced both strength in recent years as well as significant downturns. Such downturns have materially adversely affected the revenues, profitability and cash flow of suppliers to these industries, including Newcor, and there can be no assurance that one or all such industries will not experience similar downturns in the future. A cyclical decline in overall demand in any of the markets served by Newcor would have a material adverse effect on Newcor's financial condition, results of operations and debt service capability.

    Newcor operates in industries that are highly competitive though fragmented. If any customer becomes dissatisfied with Newcor's prices, quality or timeliness of delivery, the customer could award future business or move existing business to a competitor. There can be no assurance that Newcor's products will continue to compete successfully with the products of competitors, including original equipment manufacturers ("OEM's") themselves, many of which are significantly larger and have greater financial and other resources than Newcor.

    Across all segments, sales in 1999 to Detroit Diesel Company, American Axle & Manufacturing and Ford Motor Company were approximately 28%, 18% and 14%, respectively, of consolidated sales. Although Newcor presently has ongoing supply relationships with each of these customers, there can be no assurance that sales to these customers will continue at the same levels or at all. Each of these customers has, and regularly exercises, substantial negotiating leverage over its suppliers, including Newcor, and continuation of these relationships is dependent upon the customers' satisfaction with the price, quality and delivery of Newcor's products and Newcor's engineering capabilities and customer services. While management believes its relationships with its customers are mutually satisfactory, if any of these customers were to reduce substantially or discontinue its purchases from Newcor, the financial condition and results of operations of Newcor would be materially adversely affected. From time to time, suppliers to these large customers, including Newcor, enter into agreements mandating periodic price reductions, which thereby effectively require such suppliers to improve their efficiency and reduce costs in order to maintain profit margins, and Newcor is presently a party to several such contracts.

    PRECISION MACHINED PRODUCTS SEGMENT. During 1999, the Precision Machined Products segment accounted for 71% of consolidated total revenue. This segment consisted of five operating units at December 31, 1999: Blackhawk Engineering; MT&G; Deco; Turn-Matic; and Rochester Gear.

    Deco produces high-volume precision machined engine and powertrain components and assemblies for the heavy-duty truck market. Blackhawk's principal line of business is machining large gray iron, nodular iron and steel foundry castings for companies with business in the agricultural market. Rochester Gear produces high-quality shafts, axles, transmission parts and other machined components. MT&G manufactures differential pinion and side gears, output shafts and rear axle shafts. Turn-Matic manufactures high-volume, precision machined engine components and assemblies. Rochester Gear, MT&G and Turn-Matic participate primarily in the automotive market.

    In 1999, approximately 48% of the Precision Machined Products segment revenue came from sales to the automotive market (OEM's and Tier 1 suppliers) and 41% from the heavy-duty diesel truck market. The remaining revenue was from sales to agricultural equipment manufacturers, primarily Deere & Company. Both divisions and subsidiaries in the Precision Machined Products segment have several competitors, primarily domestic. Orders are almost exclusively obtained through competitive bidding, based on quality, engineering capabilities, delivery and price. Substantially all of the segment's revenue comes from domestic sales through either Newcor's sales staff or independent manufacturers' representatives. Engineering design changes and model year changes mandated for the OEM's in both the automotive and heavy-duty truck market occur routinely and require Newcor to maintain competitive pricing with strong business relationships to ensure that future business is attained.

    Most raw materials, supplies and other components are purchased from a number of suppliers. Occasionally, a division will depend upon a single supplier for a particular item when instructed by the customer. Newcor has not experienced any difficulty obtaining necessary purchased materials.

    Throughout its product lines, Newcor has various patents and trademarks that have been obtained over a number of years and expire at various times. The loss of any patent or trademark would not materially affect the sales and profitability of Newcor.

    The Precision Machined Products segment is considered seasonal, varying primarily on OEM's semi-annual shutdowns in July and December.

    There are no unusual working capital requirements within the Precision Machined Products segment's divisions. In general, new business opportunities and capacity enhancements within this segment require substantial capital expenditures.

    Newcor's Precision Machined Products segment primarily operates under annual blanket purchase orders with its customers. Specific releases against these blanket purchase orders are made on a daily basis by the customer. Accordingly, order backlog is not considered meaningful to this group.

    None of the segment's revenue is derived from government contracts.

    RUBBER AND PLASTIC SEGMENT. During 1999, the Rubber and Plastic segment accounted for 19% of consolidated total revenue. This segment consisted of two divisions and one subsidiary at December 31, 1999: Deckerville; Walkerton; and Plastronics. In 1999, approximately 91% of the Rubber and Plastic segment revenue came from sales to the automotive market (OEM's and Tier 1 suppliers). The remaining revenue resulted from a wide variety of markets, including health care, agricultural, appliance and others.

    The segment utilizes dip, cast and other molding processes to manufacture both interior components (principally transmission shift boots, steering column and gearshift lever seals and air conditioning ducts) and engine compartment and other body components (body and dash panel grommets and fuel filler seals). The segment's injection molding facilities are used to manufacture fluid recovery systems, hose and wire brackets, speaker seals and vacuum control systems. The segment also supplies attachment and restraining products such as clips and brackets.

    Each of the divisions in the Rubber and Plastic segment has several competitors, primarily all domestic. Orders are almost exclusively obtained through competitive bidding, based on quality, engineering capabilities, delivery and price. Almost all of the segment's revenue results from domestic sales through either Newcor's sales staff or independent manufacturers' representatives. Engineering design changes and model year changes mandated for the OEM's in both the automotive and heavy-duty truck market occur routinely and require Newcor to maintain competitive pricing with strong business relationships to ensure that future business is attained.

    Most raw materials, supplies and other components are purchased from a number of suppliers. Occasionally, a division will depend upon a single supplier for a particular item when instructed by the customer. Newcor has not experienced any difficulty obtaining necessary purchased materials.

    Throughout its product lines, Newcor has various patents and trademarks that have been obtained over a number of years and expire at various times. The loss of any patent or trademark would not materially affect the sales and profitability of Newcor.

    The Rubber and Plastic segment is considered seasonal, varying primarily with the automotive industry's semi-annual shutdowns in July and December.

    There are no unusual working capital requirements within the Rubber and Plastic segment's divisions.

    Newcor's Rubber and Plastic segment primarily operates under annual blanket purchase orders with its customers. Specific releases against these blanket purchase orders are made on a daily basis by the customer. Accordingly, order backlog is not considered meaningful to this segment.

    None of the segment's revenue is derived from government contracts.

    SPECIAL MACHINES SEGMENT. During 1999, the Special Machines segment accounted for 10% of consolidated total revenue. This segment consists of one division: Newcor Bay City ("Bay City"). The Bay City division designs and assembles standard and special custom machines and systems to meet its customers' welding, assembly, forming, heat treating and testing process requirements.

    Approximately 82% of the Special Machines segment revenue came from sales to the automotive market (OEM's and Tier 1 suppliers) during 1999. The remaining revenue resulted from a variety of markets including appliance, consumer goods, aerospace and others.

    Competition for the Special Machines segment is from both domestic and foreign manufacturers. Most orders are obtained through a competitive bidding process with decisions based on machine design and performance, production and engineering capabilities, delivery, service and price. Repeat orders for a similar machine are sometimes single-sourced. The level of competition varies widely depending upon the industry in which the potential customer operates, the size of the order and technical complexity involved in fulfilling the specific order requirements. Newcor attempts to differentiate itself by providing timely, innovative solutions to its customers' requirements.

    The products of this segment are marketed primarily in the major industrial areas of the United States, Canada and Mexico by direct sales to its customers. The majority of the segment sales are generated by sales engineers, with some sales coming from independent manufacturers' representatives.

    Competitive quotes are obtained for most components, raw materials and supplies from a number of suppliers. Newcor has not experienced any difficulty obtaining necessary purchased materials.

    Newcor has various patents and trademarks in the Special Machines Product segment that have been obtained over a number of years and expire at various times. While Newcor considers each of them to be important to its business, the loss of any patent or trademark would not materially affect the sales and profitability of Newcor.

    The Special Machines segment is not considered seasonal but revenue will vary significantly as the cyclical capital goods markets fluctuate with general economic conditions.

    The Special Machines segment's working capital requirements can vary significantly based on the number of and stage of contracts in process.

    As of January 31, 2000, the Special Machines segment backlog was $9.1 million. Backlog at December 31, 1998 was $9.6 million. The backlog at January 31, 2000 is expected to be completed during the year ended December 31, 2000.

    None of the segment's revenues resulted from government contracts.

ENVIRONMENTAL COMPLIANCE

    Compliance by Newcor with federal, state and local laws and regulations pertaining to the environment has not and is not anticipated to have any material effect on the capital expenditures, earnings or operations of Newcor. However, Newcor's operations are subject to various federal, state and local environment laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes and the health and safety of employees ("Environmental Laws"). The nature of Newcor's current and former operations and the history of industrial uses at some of its facilities expose Newcor to the risk of liabilities or claims with respect to environmental and related worker health and safety matters. Compliance with Environmental Laws, stricter interpretations of or amendments to such laws or more vigorous enforcement policies by regulatory agencies may require material expenditures by Newcor. In addition, under certain Environmental Laws a current or previous owner or operator of property may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under or in such property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred.

EMPLOYEES

    At January 31, 2000, Newcor had approximately 2,000 employees. Approximately 25% of Newcor's employees and contract workers at January 31, 2000 were represented by the United Auto Workers and the United Steel Workers of America. Collective bargaining agreements with these unions will expire at various times in 2000 and 2002. In addition, most of Newcor's customers employ workforces represented by the United Auto Workers and other unions, and many of these customers have experienced work stoppages at various times in the past. A dispute between Newcor and its employees, or between any of its major customers and such customers' employees, could have a material adverse effect on Newcor's financial condition and results of operations. The labor strike of General Motors Corporation workers represented by the United Auto Workers in June 1998 adversely impacted the profitability of the Precision Machined Products and Rubber and Plastic segments. In addition, sustained economic growth in the United States has resulted in lower unemployment and higher demand for labor in many locations, including certain locations in which Newcor operates. There can be no assurance that labor market conditions will not materially adversely affect one or more of Newcor's businesses.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND SALES

    Newcor does not have any foreign operations and, therefore, does not segregate its revenue by geographic area. Export sales, principally to Mexico and Canada, represented less than 10% of consolidated revenue in 1999, 1998 and 1997.

PROPERTIES

    Newcor conducts its business in company-owned facilities totaling approximately 536,000 square feet and leased facilities totaling approximately 282,000 square feet of office, engineering, manufacturing and warehouse space. All of these facilities are fully utilized and are suitable to meet the current capacity needs of the divisions. Leases expire at various times through 2008, and Newcor generally has extension options.

    Below is a summary of the existing facilities:

                                      Square       Type of
          Location                    Footage      Interest              Description of Use
          --------                    -------      --------              ------------------
Corporate Office                        7,000      Leased      Administrative Office
Bloomfield Hills, MI

Precision Machined Products Group
---------------------------------

Rochester Gear                         49,000      Owned       Transmission and powertrain components
Clifford, MI

Blackhawk Engineering                  54,000      Owned       Tractor differential cases, transmission
Cedar Falls, IA                        17,000      Leased      cases, steering arms and brake pedals
Waterloo, IA

MT&G                                  100,000      Owned       Differential pinion and side gears, output
Corunna, MI                            10,000      Owned       shafts and rear axle shafts
Fenton, MI

Deco                                   55,000      Leased      Rocker arm components and assemblies,
Troy, MI                              110,000      Leased      transmission shafts, accessory drive
Royal Oak, MI                                                  assemblies and thrust and pressure plates

Turn-Matic                             93,000      Leased      Engine oil filter adapters, main bearing
Clinton Township, MI                                           caps and manifolds

                                     41


                                       Square      Type of
          Location                     Footage     Interest              Description of Use
          --------                     -------     --------              ------------------
Rubber and Plastic Group
------------------------

Deckerville Division                   89,000      Owned       Gear shift boots, steering column seals,
Deckerville, MI                                                shift lever gap hiders, windshield wiper
                                                               covers and coated metal parts

Walkerton Division                     33,000      Owned       Steering column seals and shift lever boots
Walkerton, IN                                                  and gap hiders

Plastronics                            39,000      Owned       Vacuum reservoirs and assemblies for air
East Troy, WI                          39,000      Owned       conditioning, power steering and cruise
East Troy, WI                                                  control systems, hose and wire brackets
                                                               and dash panel grommets

Special Machines Group
----------------------

Newcor Bay City                       123,000      Owned       Automated welding and assembly systems
Bay City, MI

LEGAL PROCEEDINGS

    According to Newcor's Form 10-K for the year ended December 31, 1999, various legal matters arising during the normal course of business are pending against Newcor. Management of Newcor does not expect that the ultimate liability, if any, of these matters will have a material adverse effect on future results of operations or financial condition of Newcor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with Newcor's consolidated financial statements and notes thereto beginning on page F-1 et seq. On December 21, 1998, Newcor filed a current report on Form 8-K announcing that the Board of Directors approved changing Newcor's annual reporting period from a fiscal year ending October 31 to a calendar year ending December 31. The MD&A that follows compares the twelve-month period ended December 31, 1999 ("1999") to the twelve-month period ended October 31, 1998 ("fiscal 1998").

    OVERVIEW. Newcor is organized into three operating segments: the Precision Machined Products segment; the Rubber and Plastic segment; and the Special Machines segment. The Precision Machined Products segment produces transmission, powertrain and engine components and assemblies for the automotive, medium and heavy-duty truck and agricultural vehicle industries. The Rubber and Plastic segment produces cosmetic and functional seals and boots and functional engine compartment products primarily for the automotive industry. The Special Machines segment designs and manufactures welding, assembly, forming, heat treating and testing machinery and equipment for the automotive, appliance and other industries.

    On December 23, 1997, Newcor purchased the assets and business of Machine Tool & Gear, Inc. ("MT&G") for approximately $27.3 million, and assumed approximately $5.8 million of debt, which was subsequently retired. MT&G manufactures differential pinion and side gears, output shafts and rear axle shafts for the automotive industry. On March 4, 1998, Newcor acquired the common stock of the three companies comprising The Deco Group ("Deco") for approximately $55.0 million and the common stock of Turn-Matic, Inc. ("Turn-Matic") for approximately
$17.0 million, concurrent with the issuance of $125.0 million of 9.875%
Senior Subordinated Notes due 2008 (the "Notes"). Deco manufactures high-volume, precision-machined engine and powertrain components and assemblies for the medium and heavy truck and automotive industries, while Turn-Matic manufactures high volume, precision machined engine components for the automotive industry.

    RESULTS OF OPERATIONS. The following table illustrates the factors causing year-to-year sales trends by segment, including the effect of acquisitions and net incremental business from operations owned throughout each year presented.

                                               PRECISION
                                               MACHINED    RUBBER AND     SPECIAL
(IN MILLIONS)                                  PRODUCTS      PLASTIC      MACHINES      TOTAL
                                               ---------   ----------     --------      -----
Fiscal 1997 sales                              $ 60.5         $48.5        $21.8       $130.8
Acquisitions                                     85.1                                    85.1
Net decrease in business                         (6.8)          0.7         (3.6)        (9.7)
                                               ------         -----        -----       ------

Fiscal 1998 sales                              $138.8         $49.2        $18.2       $206.2
Prior year acquisitions                          39.8                                    39.8
Net increase in business                          5.0           0.4          7.1         12.5
                                               ------         -----        -----       ------

1999 sales                                     $183.6         $49.6        $25.3       $258.5
                                               ======         =====        =====       ======

    1999 COMPARED WITH FISCAL 1998. Newcor recorded sales in 1999 of $258.5 million, an increase of $52.3 million, or 25.4%, from fiscal 1998 sales of $206.2 million. Sales for the Precision Machined Products segment increased $44.8 million, or 32.3%, to $183.6 million, sales for the Rubber and Plastic segment increased $0.4 million, or 0.8%, to $49.6 million, and sales for the Special Machines segment increased $7.1 million, or 39.0% to $25.3 million. The increase in sales for the Precision Machined Products segment was primarily due to the full year impact of the fiscal 1998 acquisitions of MT&G, Deco and Turn-Matic (referred to collectively as the "Acquisitions"), which accounted for $39.8 million of the increase. Increased volumes in the automotive market of $14.9 million and heavy-duty truck market of $7.1 million were partially offset by $16.6 million of decreased product sales in the agricultural machined components market. The increase in sales for the Rubber and Plastic segment was primarily due to the increased volumes in the automotive market. The lower volumes experienced in fiscal 1998 were primarily caused by the General Motors Corporation strike. The sales increase in the Special Machines segment was due to increases in new orders that were obtained during 1999.

    Consolidated gross margin increased $5.8 million to $39.8 million in 1999 from $34.0 million in fiscal 1998. The increase in gross margin is attributable to the increase in sales described above, partially offset by a decrease in consolidated gross margin percentage. Consolidated gross margin percentage decreased to 15.4% in 1999 from 16.5% in fiscal 1998. The decrease in margin percentage was primarily attributable to the following three factors: (a) the launch of a new product in the Precision Machined Products segment resulted in poor productivity and high scrap rates as the operation moved to increase production output negatively impacting margins by approximately $4.0 million; (b) a second operation in this segment continued to incur higher operating losses caused by labor inefficiencies and increased scrap rates, negatively impacting margin by $2.0 million; and (c) lower agricultural machined component production schedules also adversely impacted gross margins at a third operation in this product segment, with an estimated reduction in margin of $1.0 million in 1999 compared to fiscal 1998. These decreases in margin were partially offset by higher sales in the heavy-duty truck market as well as the increase in sales and profits in the Special Machines segment.

    Selling, general and administrative expenses ("SG&A") increased to $24.7 million from $20.8 million in fiscal 1998. SG&A as a percentage of sales decreased to 9.6% in 1999 from 10.1% in fiscal 1998. The increase in SG&A expense was primarily due to the increase in sales described above, as well as the Acquisitions in the Precision Machined Products segment, which added approximately $2.5 million of SG&A expense in 1999. The primary reason for the decrease in SG&A as a percentage of sales was the sales increase described above and the lower expense associated with the operations in the acquisitions as compared to the Special Machines segment.

    Amortization expense increased to $4.6 million in 1999 from $3.5 million in fiscal 1998 due to the full year effect of the Acquisitions.

    Operating income (loss) by segment was as follows:

                                        PRECISION                              AMORTIZATION
                                         MACHINED    RUBBER AND     SPECIAL      EXPENSE/
(IN MILLIONS)                            PRODUCTS      PLASTIC      MACHINES       OTHER     OTHER ITEMS    TOTAL
                                        ---------   ------------    --------   ------------  -----------    -----
Year ended
October 31, 1997                          $ 6.2        $ 3.2         $ 2.0        $(2.5)       $ (0.6)      $ 8.3
Acquisitions                               11.8                                                  (2.6)        9.2
Change from existing business              (3.0)        (2.0)         (1.5)        (1.2)         (0.7)       (8.4)
                                          -----        -----         -----        -----        ------       -----

Year ended
October 31, 1998                           15.0          1.2           0.5         (3.7)         (3.9)        9.1
Acquisitions                                4.8                                                  (1.0)        3.8
Impairment charge                                                                                (8.5)       (8.5)
Change from existing business              (5.4)         1.6           1.9         (0.9)         (0.1)       (2.9)
                                          -----        -----         -----        -----        ------       -----

Year ended
December 31, 1999                         $14.4        $ 2.8         $ 2.4        $(4.6)       $(13.5)      $ 1.5
                                          =====        =====         =====        =====        ======       =====

    Consolidated operating income, including the non-cash impairment charge of $8.5 million, decreased $7.6 million to $1.5 million in 1999 from $9.1 million in fiscal 1998, and consolidated operating margin decreased to 0.6% of sales in 1999 from 4.5% of sales in fiscal 1998. Consolidated operating income, excluding the non-cash impairment charge of $8.5 million, was $10.0 million in 1999 compared to $9.1 million in fiscal 1998, an increase of $0.9 million.

    Operating income for the Precision Machined Products segment decreased $0.6 million to $14.4 million in 1999 from $15.0 million in fiscal 1998. Operating margin decreased to 7.8% of segment sales in 1999 from 10.8% of segment sales in fiscal 1998. The decrease in operating income was attributable to the factors delineated in the gross margin and SG&A discussion above.

    Sales in the OEM automotive and heavy-duty truck market are comprised of parts and assemblies which are sold to a number of customers and are subject to design and other engineering changes. One such assembly, sold into the heavy-duty truck market, accounted for 19% of total company sales in 1999. The OEM to which this assembly is supplied has made certain design changes required due to environmental regulations and other factors. The design changes are planned by the OEM to be effective in model year 2002 production. As such, this revenue is not expected to continue beyond the third quarter of 2001, as the newly designed assembly will be sourced from a competitor. Operating income attributable to this assembly was approximately $14.5 million for the year ended December 31, 1999.

    Operating income for the Rubber and Plastic segment increased $1.6 million to $2.8 million in 1999 from $1.2 million in fiscal 1998. Operating margin increased to 5.7% of segment sales in 1999 from 2.5% of segment sales in fiscal 1998. The increase in operating income was primarily due to increases in operational efficiencies experienced during the year, mainly as a result of the closure of two operations in this segment during 1999. Production at these two operations was moved to other operations within the Rubber and Plastic segment. In addition, operating income was lower in fiscal 1998 due to the General Motors Corporation strike during the third quarter of fiscal 1998.

    Operating income for the Special Machines segment increased $1.9 million to $2.4 million in 1999 from $0.5 million in fiscal 1998. Operating margin increased to 9.5% of segment sales in 1999 from 3.0% of segment sales in fiscal 1998. The increase in operating income and margin was primarily due to the increase in sales.

    For the year ended December 31, 1999, Newcor recorded an impairment charge related to its long-lived assets, primarily goodwill, at its Turn-Matic location in the Precision Machined Products segment. Newcor is recording the charge after an intense review of the Turn-Matic operation.
The operation incurred lost business in 1999 and the first quarter of 2000. Assumptions related to certain business retention and business growth were reviewed and deemed to be unrealistic as compared to previous analyses. Accordingly, the impairment charge was determined based upon Turn-Matic's discounted future cash flows. A charge to earnings of $8.5 million was recorded, as management determined that the carrying value of the assets would not be realized. Newcor acquired Turn-Matic in 1998 for approximately $17.0 million. Management is currently reviewing the purchase agreement with respect to the Turn-Matic acquisition, relating to potential claims against the sellers.

    Operating income in 1999 included plant consolidation costs of $0.4 million from a plant consolidation program in the Rubber and Plastic segment. Fiscal 1998 plant consolidation costs of $0.4 million were for another location in the Rubber and Plastic segment. Other gains and losses in fiscal 1998 were $0.4 million for separation costs for the former Chief Executive Officer of Newcor, partially offset by a gain of $0.4 million related to the sale of the land and building where the Newcor Machine Tool ("NMT") division was located prior to its being sold in October 1996.

    Interest expense was $14.0 million and $10.8 million in 1999 and 1998, respectively. The increase in interest expense was primarily due to the full year impact of the Notes. The effective tax rate was 11.0% in 1999 and 33.9% in fiscal 1998. The decrease in the effective tax rate is due to the impairment charge not being immediately deductible for federal and state income tax purposes.

    FISCAL 1998 COMPARED WITH FISCAL 1997. Newcor had sales in 1998 of $206.2 million, an increase of $75.4 million, or 57.6%, from 1997 sales of $130.8 million. Sales for the Precision Machined Products segment increased $78.3 million, or 129.4%, to $138.8 million, sales for the Rubber and Plastic segment increased $0.7 million, or 1.4%, to $49.2 million, while sales for the Special Machines segment decreased $3.6 million, or 16.5% to $18.2 million. The increase in sales for the Precision Machined Products segment was primarily due to the Acquisitions, which had aggregate sales of approximately $85.1 million during 1998, partially offset by approximately $6.8 million of decreased product sales within existing divisions mainly caused by the downturn in the agricultural machined components market that began during July 1998. The increase in sales for the Rubber and Plastic segment was primarily due to the acquisition of Plastronics in January 1997, partially offset by the effects of the General Motors Corporation strike during the third quarter of 1998. Sales decreases within the Special Machines segment were due to insufficient new orders to sustain the business that was achieved during 1997.

    Consolidated gross profit increased $10.2 million to $34.0 million in 1998 from $23.8 million in 1997. The increase in gross profit is attributable to the increase in sales described above, partially offset by a decrease in consolidated gross margin. Consolidated gross margin decreased to 16.5% in 1998 from 18.2% in 1997. The decrease in margin was primarily attributable to several factors. High hourly labor turnover, particularly in the Rubber and Plastic segment, reduced production efficiency significantly in the first quarter of 1998. Although turnover remained relatively high due to full employment, actions taken to mitigate turnover have resulted in lower labor turnover since the first quarter of 1998. In addition, a vehicle assembly line changeover at a customer of the Precision Machined Products segment and pricing issues on certain coated metal parts produced by the Rubber and Plastic segment resulted in temporary losses of gross margin during the year. The customer assembly line changeover was completed and the pricing issues were resolved with the customer in the first half of 1998. Underabsorbed overhead in the third quarter that resulted from low General Motors Corporation strike related production schedules and in the fourth quarter due to much lower agricultural machined components production schedules also adversely impacted gross margins. Finally, the Special Machines segment's low level of sales and slow rate of new orders in the first half of 1998 caused further reductions in gross margin during 1998. Although the Special Machines segment's rate of new orders did improve during the second half of 1998, the segment's sales and gross margin will not benefit from this new business until fiscal 1999 due to the relatively long lead time required to complete the orders.

    SG&A increased to $20.8 million in 1998 from $14.9 million in 1997. SG&A as a percentage of sales decreased to 10.1% in 1998 from 11.4% in 1997. The increase in SG&A expense was primarily due to the Acquisitions in the Precision Machined Products segment, which added approximately $6.0 million of SG&A expense in 1998. This increase was partially offset by lower employee related costs. The primary reason for the decrease in SG&A as a percentage of sales was the sales increase described above. Amortization expense increased to $3.5 million in 1998 from $0.9 million in 1997 due to the Acquisitions.

    Consolidated operating income increased $0.9 million to $9.2 million in 1998 from $8.3 million in 1997, and consolidated operating margin decreased to 4.5% of sales in 1998 from 6.3% of sales in 1997.

    Operating income for the Precision Machined Products segment increased $8.9 million to $15.0 million in 1998 from $6.2 million in 1997. Operating margin increased to 10.8% of segment sales in 1998 from 10.2% in 1997. The increase in operating income was primarily due to the Acquisitions. Operating income and operating margins at existing divisions within this segment were down when compared with 1997 primarily due to the effect of lower sales caused by customer schedule reductions, mainly for Newcor's agricultural industry machined components.

    Operating income for the Rubber and Plastic segment decreased $2.0 million to $1.2 million in 1998 from $3.2 million in 1997. Operating margin decreased to 2.5% of sales in 1998 from 6.5% of segment sales in 1997. The decrease in operating income was primarily due to the loss of gross margin associated with the General Motors Corporation strike during the third quarter of 1998, operational inefficiencies during the first half of 1998 from high labor turnover caused by full employment in local economies and increased costs related to the start of new parts production during the first half of 1998. The high labor turnover did improve during the second half of 1998.

    Operating income for the Special Machines segment decreased $1.5 million to $0.5 million in 1998 from $2.0 million in 1997. Operating margin decreased to 3.0% of segment sales in 1998 from 9.2% of segment sales in 1997. The decrease in operating income and margin was primarily due to the decline in sales.

    Consolidated operating income was impacted by plant consolidation costs of $0.4 million in the Rubber and Plastic segment. In addition, other gains and losses were separation costs for the former chief executive officer of $0.4 million, partially offset by a gain of $0.4 million related to the sale of the land and building where the NMT division was located prior to its being sold in October 1996. Other gains and losses in 1997 were a net gain on the sale of a building of $1.0 million, which was partially offset by a $0.7 million loss on the sale of the Eonic division.

    Interest expense was $10.8 million and $2.1 million in 1998 and 1997, respectively. The increase in interest expense was primarily due to the issuance of the Notes to finance the Acquisitions. The effective tax rate was 33.9% in 1998 and 35.3% in 1997.

    LIQUIDITY AND CAPITAL RESOURCES. Newcor's cash provided by operations for the year ended December 31, 1999 was approximately $16.3 million. Cash outflows for capital expenditures of $13.9 million and for debt repayments of $4.6 million left Newcor with $1.7 million in cash at December 31, 1999.

    Effective January 15, 1998, Newcor's revolving credit facility with a major U.S. bank was amended and restated to become the Senior Credit Facility (the "Facility") and was increased to provide total revolving credit availability of $50.0 million concurrent with completion of the issuance of the Notes on March 4, 1998. The Facility was further amended on October 14, 1999 and December 31, 1999, primarily to ease certain restrictive covenants and limit revolving credit borrowings to an asset based calculation. Availability of funds under the Facility is subject to satisfaction of certain financial ratios and other conditions. At December 31, 1999, Newcor had no borrowings outstanding under the Facility and current borrowing availability of $23.2 million using the criteria established in the Facility, as amended. The Facility is collateralized by substantially all of Newcor's non-real estate assets and by Rochester Gear, Inc.'s real estate. The current expiration of the Facility is February 28, 2001.

    Newcor is highly leveraged as a result of the Notes. Newcor's ability to make scheduled principal payments of, or to pay the interest on, or to refinance, its indebtedness (including the Notes) or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

    Newcor believes that, through a combination of cash flow from operations and available credit under the Facility, it will have adequate cash available to service debt obligations, fund capital improvements and maintain adequate working capital. However, there can be no assurance that Newcor's business will generate sufficient cash flow from operations, that anticipated growth opportunities, after considering lost business, and operating improvements will be realized or that future borrowings will be available under the Facility in an amount sufficient to enable Newcor to service its indebtedness.

    No dividends were declared or paid during 1999. During fiscal 1997 and the first quarter of 1998, Newcor paid a quarterly cash dividend of $0.05 per share of common stock. Total dividends paid were $1.0 million in 1997 and $0.2 million in the first quarter of 1998. The terms of the Notes required suspension of the cash dividend.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    According to Newcor's Form 10-K for the year ended December 31, 1999, management of Newcor believes that Newcor is not subject to market risk exposures arising from derivative financial instruments, as well as all other financial instruments, and derivative commodity instruments as defined by
Item 305 of Regulation S-K.

FINANCIAL STATEMENTS.

    Newcor's financial statements may be found beginning with the index page on F-1 immediately following Annex A.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


    The following Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the historical financial statements of EXX Inc and Newcor, Inc. included elsewhere in this proxy statement and give effect to the following:

* the acquisition of all of the remaining outstanding common stock of Newcor, Inc. not currently owned by EXX Inc.

* the purchase accounting adjustments relating to the acquisition of 100% of the outstanding stock of Newcor, Inc. by EXX Inc.

    The transaction will be accounted for under the purchase method of accounting. The allocation of the purchase accounting adjustments are preliminary and based on limited information currently available to the management of EXX Inc. Due to the lack of information available with respect to Newcor's assets and liabilities, it is possible that there could be material changes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Statement of operations gives effect to the events described above as if they occurred as of January 1, 1999 and the unaudited consolidated balance sheet gives effect to the events described above as if they occurred as of December 31, 1999.

    The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma financial statements do not purport to represent what EXX Inc's results of operations or financial condition would actually have been had the events described above in fact occurred on such dates or project EXX Inc's results of operations or financial condition for any future period or date. The pro forma financial statements should be read in conjunction with the historical financial statements of EXX Inc and Newcor, Inc. included elsewhere in this proxy statement.

                                                  EXX INC AND SUBSIDIARIES
                                 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                     DECEMBER 31, 1999
                                                          EXX INC          NEWCOR, INC.
                                                        HISTORICAL          HISTORICAL             ADJUSTMENTS        PRO FORMA
                                                        ----------          ----------             -----------        ---------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                            $ 2,315,000      $   1,731,000         <FC>$              $  4,046,000
      Short-term investments                              3,999,000                 --                               3,999,000
      Accounts receivable, net                            3,357,000         37,171,000                              40,528,000
      Inventories                                         2,991,000         19,714,000                              22,705,000
      Other current assets                                  460,000          3,583,000                               4,043,000
      Deferred tax asset                                    953,000          1,825,000                               2,778,000
                                                                                                                  ------------
         Total current assets                            14,075,000         64,024,000                     --       78,099,000

PROPERTY AND EQUIPMENT, NET                               2,325,000         58,777,000                              61,102,000

LONG TERM INVESTMENTS                                     1,620,000                            <FC> (1,620,000)             --

OTHER ASSETS                                                375,000         81,730,000         <FC>  4,992,000      87,097,000
                                                        -----------       ------------             -----------    ------------
                                                        $18,395,000       $204,531,000             $ 3,372,000    $226,298,000
                                                        ===========       ============             ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

      Notes payable current portion                     $    59,000       $  2,000,000             $              $  2,059,000
      Accounts payable and other current liabilities      3,988,000         46,121,000                              50,109,000

         Total current liabilities                        4,047,000         48,121,000                     --       52,168,000

LONG-TERM LIABILITIES

      Notes payable, less current portion                 1,688,000        133,933,000                             135,621,000
      Pension liability and other postretirement
         benefits                                           576,000          9,421,000                               9,997,000
      Deferred tax liability                                646,000                            <FC>   (189,000)        457,000
                                                        -----------       ------------             -----------    ------------

         Total liabilities                                6,957,000        191,475,000                (189,000)    198,243,000

STOCKHOLDERS' EQUITY

      Preferred stock                                            --
      Common stock                                          186,000          4,980,000         <FB>    113,000         299,000
                                                                                               <FC> (4,980,000)
      Capital in excess of par value                      3,844,000          2,340,000         <FB> 16,872,000      20,716,000
                                                                                               <FC> (2,340,000)
      Accumulated comprehensive income                     (378,000)          (443,000)        <FC>   (368,000)       (746,000)
                                                                                               <FC>    443,000
      Retained earnings                                   9,019,000          6,668,000         <FC> (6,668,000)      9,019,000
      Treasury stock                                     (1,233,000)          (489,000)        <FC>    489,000      (1,233,000)
                                                        -----------       ------------             -----------    ------------

         Total stockholders' equity                      11,438,000         13,056,000               3,561,000      28,055,000
                                                        -----------       ------------             -----------    ------------

                                                        $18,395,000       $204,531,000             $ 3,372,000    $226,298,000
                                                        ===========       ============             ===========    ============

                                               EXX INC AND SUBSIDIARIES
                                            UNAUDITED PRO FORMA CONDENSED
                                         CONSOLIDATED STATEMENT OF OPERATIONS
                                             YEAR ENDED DECEMBER 31, 1999
                                                          EXX INC          NEWCOR, INC.
                                                        HISTORICAL          HISTORICAL             ADJUSTMENTS      PRO FORMA
                                                        ----------          ----------             -----------      ---------
NET SALES                                               $21,158,000       $258,483,000         <FD>$        --     $279,641,000

COST OF SALES                                            12,703,000        218,709,000                              231,412,000
                                                        -----------       ------------             -----------     ------------

GROSS PROFIT                                              8,455,000         39,774,000                      --       48,229,000
                                                        -----------       ------------             -----------     ------------

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                                5,047,000         24,736,000                               29,783,000
AMORTIZATION OF GOODWILL                                                     4,626,000         <FD>    250,000        4,876,000
IMPAIRMENT CHARGE                                                            8,521,000         <FD> (8,521,000)              --
PLANT CONSOLIDATION COSTS                                                                                                    --
   AND OTHER                                                                   350,000                                  350,000
                                                        -----------       ------------             -----------     ------------

                                                          5,047,000         38,233,000              (8,271,000)      35,009,000
                                                        -----------       ------------             -----------     ------------

OPERATING INCOME (LOSS)                                   3,408,000          1,541,000               8,271,000       13,220,000

OTHER INCOME (EXPENSE)                                      265,000        (14,554,000)                             (14,289,000)
                                                        -----------       ------------             -----------     ------------

INCOME (LOSS) BEFORE INCOME TAXES                         3,673,000        (13,013,000)              8,271,000       (1,069,000)

INCOME TAXES (BENEFIT)                                    1,228,000         (1,433,000)                                (205,000)
                                                        -----------       ------------             -----------     ------------

NET INCOME (LOSS)                                       $ 2,445,000       $(11,580,000)            $ 8,271,000     $   (864,000)
                                                        ===========       ============             ===========     ============

NET INCOME (LOSS) PER COMMON SHARE
   Basic                                                $      0.19       $      (2.36)                            $      (0.04)
                                                        ===========       ============             ===========     ============

   Diluted                                              $      0.18       $      (2.36)                            $      (0.04)
                                                        ===========       ============             ===========     ============

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                                $12,749,000       $  4,897,000                             $ 24,072,000
                                                        ===========       ============             ===========     ============

   Diluted                                              $13,221,000       $  4,897,000                             $ 24,072,000
                                                        ===========       ============             ===========     ============

                 NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL STATEMENTS

    A) The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the acquisition of the remaining 4,246,000 shares of Newcor, Inc. not presently owned by EXX Inc through the exchange offer contemplated in this proxy statement. The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed acquisition by EXX Inc using the purchase method of accounting by combining the historical balance sheet of EXX Inc and the historical balance sheet of Newcor, Inc. and the purchase adjustments below to reflect the fair market value of the net assets acquired at December 31, 1999. The purchase price for Newcor, Inc. paid by EXX including the 664,700 shares previously purchased is as follows:


         Cash and Class A common stock
            of EXX Inc issued                               $ 18,048,000
         Liabilities of Newcor, Inc.                         191,475,000
                                                            ------------
                                                            $209,523,000
                                                            ============

    Allocated to assets as follows:

         Current assets                                     $ 64,024,000
         Property and equipment                               58,777,000
         Other assets                                          9,783,000
         Cost in excess of assets acquired                    76,939,000
                                                            ------------
                                                            $209,523,000
                                                            ============

    The above allocation resulted in the reversal of $71,947,000 of cost in excess of assets acquired previously recorded and the recording of the $76,939,000 cost in excess above, a net increase of $4,992,000 which is reflected in the pro forma condensed consolidated balance sheet in the adjustment column.

    B) The unaudited pro forma condensed consolidated balance sheet was adjusted to reflect the issuance of 11,323,000 shares of Class A common stock of EXX Inc at an assumed market value of $1.50 per share to complete the exchange offer contemplated in this proxy statement for the remaining 4,246,000 shares of Newcor, Inc. $1.00 par value common stock outstanding but not presently owned by EXX, Inc at the proposed offer price of $4.00 per share. The pro forma financial statements assume that EXX Inc will acquire 100% of the outstanding shares of Newcor, Inc. although the exchange offer provides for the acquisition of less than 100%. Should EXX Inc not acquire more than 50% of Newcor and its ownership percentage increase to 20% EXX Inc would be required under generally accepted accounting principles to record the acquisition using the equity method of accounting . The use of the equity method would result in financial reporting substantially different from those presented in the unaudited pro forma condensed consolidated financial statements included in the proxy statement.

    C) The unaudited pro forma condensed consolidated balance sheet was adjusted to eliminate EXX Inc's investment in Newcor, Inc. and record the excess cost over the fair market value of the assets acquired described in A above.

    D) The unaudited pro forma condensed consolidated statement of operations assumes that the acquisition occurred as of January 1, 1999. The purchase accounting for the acquisition of Newcor, Inc. resulted in the recording of $76,939,000 of cost in excess of the fair market value of assets acquired (goodwill) as described in a above. The goodwill is being amortized over a twenty-year period which resulted in additional amortization of $250,000 for the year ended December 31, 1999 and is reflected in the adjustments column of the unaudited pro forma condensed consolidated statement of operations. Additionally, since the excess of the purchase price over the fair value of the net assets acquired of

$76,939,000 has been allocated to different operations of Newcor, Inc. than the goodwill previously recorded, the impairment charge recorded by Newcor, Inc. in 1999 has been eliminated from the condensed consolidated statement of operations for the year ended December 31, 1999.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and person who own more than ten percent of our outstanding stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on our review of such reports furnished to us and written representations that no other reports were required all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-ten percent shareholder were complied with during the year ended December 31, 1999.

                        INDEPENDENT PUBLIC ACCOUNTANTS

    Rothstein, Kass & Company, P.C., our independent public accountants for 1999, have also been selected as such for our current fiscal year. A representative from that firm is expected to be present at the meeting and will have an opportunity to make a statement and to respond to appropriate questions from you.

                           PROPOSALS OF STOCKHOLDERS

    Under applicable regulations of the Securities and Exchange Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for the 2001 Annual Meeting of Stockholders must be received at our office, c/o corporate secretary, EXX Inc, Suite 689, 1350 East Flamingo Road, Las Vegas, Nevada 89119 by not later than January 11, 2001.

    Any written notice of a shareholder proposal must include the following information: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, and (2) the class number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owners.

                             DISCRETIONARY VOTING

    At the 2001 annual meeting, the individuals named in the proxy relating to such meeting will exercise discretionary authority to vote on any matter brought before the meeting with respect to which we were provided with notice after January 11, 2001 and before March 27, 2001. In addition, we will include the proxy statement advice on the nature of the matter and how the individuals named in the proxy relating to such meeting intend to exercise their discretion to vote on each matter. Notwithstanding the above, the individuals named in the proxy relating to such meeting shall not exercise discretionary authority over a matter if: (1) we receive notice of such matter by January 11, 2001; (2) by March 27, 2001, the proponent of such matter provides us with a written statement that the proponent intends to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under Nevada law to carry the proposal; (3) the proponent includes the same statement in our proxy materials filed under Rule 14a-6 of the Securities Exchange Act of 1934, as amended; and (4) immediately after soliciting the percentage of stockholders required to carry the proposal, the proponent provides us with a statement from any solicitor or other person with knowledge that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares requirement under Nevada law to carry the proposal.

                                ANNUAL REPORT

    Our annual report for the year ended December 31, 1999 has been mailed simultaneously to our stockholders.

    A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUDING EXHIBITS) MAY BE OBTAINED BY ANY STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO D.F. KING & CO., INC., 77 WATER STREET, 20TH FLOOR NEW YORK,
NEW YORK 10005-4495.

                                OTHER MATTERS

    As of the date of this proxy statement, our board of directors does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the annual meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the annual meeting, it is the intention of the person named on the proxy to vote the shares represented thereby in accordance with their judgment as to our best interest on such matters.

                                                                     ANNEX A

                RESOLUTION TO AMEND ARTICLES OF INCORPORATION
                                      OF
                                   EXX INC

      RESOLVED, that, subject to the approval of the stockholders of the Company, the following amendment<F*> (the "Amendment") to the first sentence of Article 3 of the Articles of Incorporation, as amended, of the Company is hereby approved, ratified and confirmed in all respects:

                                ARTICLE THIRD

      The total number of shares the corporation is authorized to issue is 106 million shares, par value $0.01 per share, 100 million shares of which are classified as Class A Common Stock, one million shares of which are classified as Class B Common Stock and 5 million shares of which are classified as Preferred Stock.

and be it

      FURTHER RESOLVED, that the Board of Directors hereby directs that the Amendment be submitted for approval by the stockholders of the Company at the next Meeting of Stockholders, be it annual or special; and be it

      FURTHER RESOLVED, that upon the approval of such proposed amendment by an affirmative vote of both a majority of the EXX A Shares and of the outstanding shares of Class B common stock of the Company, the Chairman of the Company hereby is authorized and directed to execute and file a Certificate of Amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada and to take all actions, execute and deliver all documents and instruments for and in the name and on behalf of the Company, to pay such expenses and to do such other things as he may deem necessary, appropriate or desirable in order to carry out the intent and accomplish the purposes of the foregoing resolutions.

[FN]
---------------------------
<F*> The amended language appears in bold type.


             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEWCOR
                                                                        PAGE
                                                                        ----
Consolidated Balance Sheets                                              F-2

Consolidated Statements of Cash Flows                                    F-3

Consolidated Statements of Operations                                    F-4

Consolidated Statements of Shareholders' Equity                          F-5

Notes to Consolidated Financial Statements                               F-6

                                                       NEWCOR, INC.
                                               CONSOLIDATED BALANCE SHEETS
                                        (In thousands, except per share amounts)
                                                                                      DECEMBER 31,      OCTOBER 31,
                                                                                         1999              1998
                                                                                      ------------      -----------
ASSETS
Current Assets:
   Cash and cash equivalents                                                           $  1,731          $  3,539
   Accounts receivable                                                                   37,171            35,175
   Inventories                                                                           19,714            14,014
   Prepaid expenses and other                                                             3,583             5,823
   Deferred income taxes                                                                  1,825             1,423
                                                                                       --------          --------
Total current assets                                                                     64,024            59,974
Property, plant and equipment, net of
   accumulated depreciation                                                              58,777            53,837
Prepaid pension expense                                                                   2,893             2,472
Cost in excess of assigned value of
   acquired companies, net of amortization                                               71,947            85,861
Debt issuance costs and other non-current assets                                          6,890             8,185
                                                                                       --------          --------

Total assets                                                                           $204,531          $210,329
                                                                                       ========          ========

LIABILITIES
Current Liabilities:
   Current portion of long-term debt                                                   $  2,000          $  2,000
   Accounts payable                                                                      31,927            21,072
   Accrued payroll and related expenses                                                   6,860             5,315
   Other accrued liabilities                                                              7,334             4,753
                                                                                       --------          --------

Total current liabilities                                                                48,121            33,140
Long-term debt                                                                          133,933           139,467
Postretirement benefits other than pensions                                               6,517             6,420
Pension liability and other                                                               2,904             5,981
                                                                                       --------          --------

Total liabilities                                                                       191,475           185,008
                                                                                       --------          --------

SHAREHOLDERS' EQUITY
Preferred stock, no par value
   Authorized: 1,000 shares
   Issued: None
Common stock, par value $1 per share
   Authorized: 10,000 shares
   Issued: 4,980 shares in 1999 and 4,942 shares in 1998                                  4,980             4,942
Capital in excess of par                                                                  2,340             2,258
Accumulated other comprehensive income                                                     (443)             (580)
Retained earnings                                                                         6,668            18,909
Treasury stock at cost                                                                     (489)             (208)
                                                                                       --------          --------

Total shareholders' equity                                                               13,056            25,321
                                                                                       --------          --------

Total liabilities and shareholders' equity                                             $204,531          $210,329
                                                                                       ========          ========

                                The accompanying notes are an integral part
                                 of the consolidated financial statements.

                                                       NEWCOR, INC.
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (In thousands)
                                                                             For the
                                                            For the         two month
                                                           year ended       period ended         For the years
                                                          December 31,      December 31,        ended October 31,
                                                             1999              1998           1998             1997
                                                          ------------     ------------    ----------        ---------
OPERATING ACTIVITIES
Net income (loss)                                          $(11,580)        $  (661)       $  (1,159)        $  3,890
Adjustments to reconcile net income (loss)
   to cash provided by continuing operating
   activities:
Loss on sale of businesses                                                                                        711
Depreciation                                                  8,051           1,114            5,708            3,401
Amortization                                                  4,626             763            3,477              879
Impairment charge                                             8,521
Deferred income taxes                                        (2,395)                           1,340              692
Pensions                                                       (348)                            (321)            (125)
Loss (gain) on sale of capital assets                           427              (7)            (331)          (1,025)
Other, net                                                      458             236             (154)             888
Changes in operating assets and liabilities:
   Accounts receivable                                       (7,807)          5,811              751           (3,258)
   Inventories                                               (3,475)         (2,225)            (225)           1,498
   Other current assets                                       2,069             794            1,241              732
   Accounts payable                                          15,337          (4,482)          (3,360)           1,741
   Accrued liabilities                                        2,438           1,331            2,032           (1,170)
                                                           --------         -------        ---------         --------
Cash provided by continuing operating activities             16,322           2,674            8,999            8,854
                                                           --------         -------        ---------         --------

Cash used in discontinued operations                            (29)            (40)            (370)          (1,117)
                                                           --------         -------        ---------         --------

INVESTING ACTIVITIES
Capital expenditures                                        (13,934)         (2,429)          (8,123)          (3,539)
Proceeds from sale of businesses                                                                                1,500
Acquisitions, net of cash acquired                                                          (101,981)         (14,581)
Proceeds from sale of capital assets                            434             677            1,628            2,467
                                                           --------         -------        ---------         --------

Net cash used in investing activities                       (13,500)         (1,752)        (108,476)         (14,153)
                                                           --------         -------        ---------         --------

FINANCING ACTIVITIES
Net borrowings (repayments) on revolving credit line         (2,600)           (600)         (13,800)           7,700
Repayment of term note                                       (2,000)           (334)            (833)
Issuance of senior subordinated notes                                                        125,000
Repurchase of senior subordinated notes                                                       (1,881)
Subordinated notes issuance costs                                                             (4,849)
Shares issued under employee stock plans                        120                                                82
Repurchase of common stock                                      (69)                             (39)            (412)
Cash dividends paid                                                                             (246)            (954)
                                                           --------         -------        ---------         --------

Net cash provided by (used in) financing activities          (4,549)           (934)         103,352            6,416
                                                           --------         -------        ---------         --------
Increase (decrease) in cash                                  (1,756)            (52)           3,505               --
Cash and cash equivalents, beginning of year                  3,487           3,539               34               34
                                                           --------         -------        ---------         --------
Cash and cash equivalents, end of year                     $  1,731         $ 3,487        $   3,539         $     34
                                                           ========         =======        =========         ========

                                      The accompanying notes are an integral part
                                        of the consolidated financial statements.

                                                      NEWCOR, INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (In thousands, except per share amounts)
                                                                            FOR THE
                                                             FOR THE       TWO MONTH
                                                           YEAR ENDED     PERIOD ENDED         FOR THE YEARS
                                                           DECEMBER 31,   DECEMBER 31,        ENDED OCTOBER 31,
                                                              1999            1998           1998            1997
                                                            --------        -------        --------        --------
Sales                                                       $258,483        $36,895        $206,220        $130,848
Cost of sales                                                218,709         30,685         172,255         107,083
                                                            --------        -------        --------        --------
Gross margin                                                  39,774          6,210          33,965          23,765
Selling, general and administrative expense                   24,736          4,143          20,845          14,880
Amortization expense                                           4,626            763           3,477             879
Impairment charge                                              8,521
Plant consolidation costs and other                              350                            403            (297)
                                                            --------        -------        --------        --------

Operating income                                               1,541          1,304           9,240           8,303
Other income (expense):
   Interest expense                                          (14,006)        (2,342)        (10,821)         (2,070)
   Other                                                        (548)            37            (172)           (224)
                                                            --------        -------        --------        --------

Income (loss) before income taxes                            (13,013)        (1,001)         (1,753)          6,009
Provision (benefit) for income taxes                          (1,433)          (340)           (594)          2,119
                                                            --------        -------        --------        --------

Net income (loss)                                           $(11,580)       $  (661)       $ (1,159)       $  3,890
                                                            ========        =======        ========        ========

Net income (loss) per share of common stock
   stock - basic and diluted                                $  (2.36)       $ (0.13)       $  (0.23)       $   0.79
                                                            ========        =======        ========        ========

Weighted average common shares outstanding                     4,897          4,916           4,927           4,932
                                                               =====          =====           =====           =====


                                    The accompanying notes are an integral part
                                     of the consolidated financial statements.

                                                         NEWCOR, INC.
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                          (In thousands, except per share amounts)
                                                                      Accumulated
                                                        Capital in      Other                                      Total
                                             Common       Excess     Comprehensive   Retained    Treasury      Shareholders'
                                             Stock        of Par        Income       Earnings      Stock          Equity
                                             ------     ----------    ----------     --------    --------      ------------
Balance, November 1, 1996                    $4,697       $  511       $ (55)       $ 19,288       $            $ 24,441
   Increase in unfunded
   pension liability                                                     (44)                                        (44)
   Net income                                                                          3,890                       3,890
                                                                                                                --------
   Comprehensive income, net of tax                                                                                3,846
                                                                                                                --------

   Cash dividends, $.20 per share                                                       (954)                       (954)
   Repurchase of common stock                                                                       (412)           (412)
   Shares issued under
      employee stock plans                       10           72                                     277             359
   Stock dividend, 5%                           235        1,675                      (1,910)
                                             ------       ------       -----        --------       -----        --------

Balance, October 31, 1997                     4,942        2,258         (99)         20,314        (135)         27,280
   Increase in unfunded
      pension liability, net of tax                                     (481)                                       (481)
   Net loss                                                                           (1,159)                     (1,159)
                                                                                                                --------
   Comprehensive loss, net of tax                                                                                 (1,640)
                                                                                                                --------

   Cash dividends, $.05 per share                                                       (246)                       (246)
   Repurchase of common stock                                                                        (39)            (39)
   Shares forfeited under
      employee stock plans                                                                           (34)            (34)
                                             ------       ------       -----        --------       -----        --------

Balance, October 31, 1998                     4,942        2,258        (580)         18,909        (208)         25,321
   Net loss                                                                             (661)                       (661)
                                                                                                                --------
   Comprehensive loss, net of tax                                                                                   (661)
                                             ------       ------       -----        --------       -----        --------

Balance, December 31, 1998                    4,942        2,258        (580)         18,248        (208)         24,660
   Decrease in unfunded
      pension liability, net of tax                                      137                                         137
   Net loss                                                                          (11,580)                    (11,580)
                                                                                                                --------
   Comprehensive loss, net of tax                                                                                (11,443)
                                                                                                                --------

   Repurchase of common stock                                                                        (69)            (69)
   Shares forfeited under
      employee stock plans                                                                          (212)           (212)
   Shares issued                                 38           82                                                     120
                                             ------       ------       -----        --------       -----        --------

Balance, December 31, 1999                   $4,980       $2,340       $(443)       $  6,668       $(489)       $ 13,056
                                             ======       ======       =====        ========       =====        ========


                                         The accompanying notes are an integral part
                                          of the consolidated financial statements.

                                 NEWCOR, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share data)

1.  ACCOUNTING POLICIES

    Description of the Business - Newcor, Inc. and its subsidiaries design and manufacture precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets. Newcor is also a supplier of standard and specialty machines and equipment systems mainly for the automotive and appliance industries.

    Change in Fiscal Year - On December 21, 1998, Newcor filed a current report on Form 8-K announcing that the Board of Directors approved changing Newcor's annual reporting period from a fiscal year ending October 31 to a calendar year ending December 31, resulting in a two month reporting period ended December 31, 1998.

    Principles of Consolidation - The consolidated financial statements include the accounts of Newcor, Inc. and its subsidiaries. All significant intercompany accounts and transactions are eliminated.

    Cash Equivalents - Newcor considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

    Inventory Valuation - Inventories are stated at the lower of cost or net realizable value. Costs, other than those specifically identified to contracts, are determined primarily on the first-in, first-out ("FIFO") basis.

    Contract Accounting - The percentage of completion method of accounting is used by Newcor's Special Machines segment. Sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recognized when known.

    Property, Plant and Equipment - Property, plant and equipment is stated at cost and is depreciated using the straight-line method. The general range of lives is fifteen to thirty years for building and land improvements and four to ten years for machinery, office equipment and vehicles.

    Cost in Excess of Assigned Value of Acquired Companies - The costs of acquired companies that exceed the assigned value at dates of acquisition (goodwill) are generally being amortized over a twenty-year period using the straight-line method. Several factors are used to evaluate the recoverability of goodwill, including management's plans for future operations, recent operating results and each division's projected undiscounted cash flows. Accumulated amortization was $10,787 and $6,265 at December 31, 1999 and October 31, 1998, respectively.

    Asset Impairment - Newcor recognizes impairment losses for assets or groups of assets where the sum of the estimated future cash flows (undiscounted and without interest charges) is less than the carrying amount of the related asset or group of assets. The amount of the impairment loss is the excess of the carrying amount over the fair value of the asset or group of assets being measured.

    Debt Issuance Costs - Costs incurred to issue new debt are being amortized over the life of the related debt issuance, ranging from 3 to 10 years. Accumulated amortization was $965 and $593 at December 31, 1999 and October 31, 1998, respectively.

    Income Taxes - Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Newcor's assets and liabilities.

    Treasury Stock - Treasury stock is carried at cost and included 69 and 26 shares at December 31, 1999 and October 31, 1998, respectively.

    Use of Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires Newcor to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Financial Instruments - The carrying amount of Newcor's financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value at December 31, 1999 and October 31, 1998. The fair value of Newcor's long-term debt was approximately $72,000 and $124,000 at December 31, 1999 and October 31, 1998, respectively. Fair values have been determined through information obtained from market sources and management estimates.

    Stock Dividend - On June 11, 1997, Newcor declared a 5% stock dividend that was paid on September 12, 1997 to shareholders of record on August 14, 1997. The dividend was charged to retained earnings in the amount of $1,910. Per share amounts and shares outstanding included in the accompanying consolidated financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

    Earnings Per Share - Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") established an updated standard for computing and presenting earnings per share. FAS 128 was adopted in fiscal 1998 and did not result in a different reported earnings per share for Newcor.

    Segment Reporting - Newcor adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") in 1998. The adoption of FAS 131 did not affect Newcor's results of operations or financial position.

    Pensions and Other Postretirement Benefits - Newcor adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("FAS 132") in 1999. FAS 132 only changed the disclosures required for pension and other postretirement benefits. Measurement and recognition of these liabilities did not change as a result of the issuance of FAS 132. The adoption of FAS 132 did not affect Newcor's results of operations or financial position.

    Reclassifications - Certain items in prior years' financial statements have been reclassified to conform with the presentation used in the year ended December 31, 1999.

2.  FISCAL 1998 ACQUISITIONS

    On March 4, 1998, Newcor purchased the common stock of Grand Machining Company, Deco Technologies, Inc. and Deco International, Inc. (collectively, "Deco") for approximately $55,000 in cash. Newcor made a $5,000 deposit to the Deco shareholders in December 1997. The balance of the purchase price was paid in March 1998 using the proceeds from Newcor's issuance of $125,000 of 9.875% Senior Subordinated Notes due 2008 (the "Notes") as described in
Note 10.  The acquisition was recorded using
the purchase method of accounting. The cost in excess of net assets acquired of approximately $40,000 is being amortized on a straight-line basis over twenty years.

    On March 4, 1998, Newcor purchased the stock of Turn-Matic, Inc. ("Turn-Matic") for approximately $17,000 in cash. Contingent consideration of up to $3,500 may be paid if profitability achieves certain levels through 2003. The purchase was financed with the proceeds of the Notes as described in Note 10. The acquisition was recorded using the purchase method of accounting. The cost in excess of net assets acquired of approximately $9,000 is being amortized on a straight-line basis over its estimated economic useful life. Any contingent purchase price payments, if required, will be recognized as additional cost in excess of the net assets acquired and amortized over the remaining useful life.

    On December 23, 1997, Newcor purchased the assets and business of Machine Tool & Gear, Inc. ("MT&G") for approximately $27,250 plus the assumption of approximately $5,800 of debt, which was subsequently retired. For this acquisition, Newcor paid cash of $2,500 in October 1997 and $3,100 in December 1997 and issued a promissory note for $21,650, paying interest at 8%, for the balance of the purchase price which was subsequently paid off on March 11, 1998 using the proceeds from the Notes as described in Note 10.
The acquisition was recorded using the purchase method of accounting. The cost in excess of net assets acquired of approximately $24,000 is being amortized on a straight-line basis over twenty years.

    The unaudited pro forma results of operations as if Deco, Turn-Matic and MT&G had been acquired at the beginning of fiscal 1997 would have been as follows.

                                                        1998          1997
                                                        ----          ----
Sales                                                 $241,700      $242,600
                                                      ========      ========

Net income (loss)                                     $ (1,100)     $  4,600
                                                      ========      ========

Net income (loss) per share - basic and diluted       $  (0.22)     $   0.93
                                                      ========      ========

    These pro forma results do not purport to be indicative of the results that would actually have occurred had the acquisitions been made at the beginning of fiscal 1997 or which may occur in the future.


3.  FISCAL 1997 ACQUISITIONS

    On January 10, 1997, Newcor purchased for cash the common stock of Plastronics Plus, Inc. ("Plastronics"), a Wisconsin corporation. The purchase price was approximately $8,000 in cash plus the assumption of $4,100 of debt, which was subsequently retired. The purchase was financed through Newcor's existing line of credit facility. The acquisition was accounted for using the purchase method of accounting. The cost in excess of net assets acquired of approximately $4,000 is being amortized on a straight-line basis over twenty years.

4.  IMPAIRMENT CHARGE

    Management determined that the cost in excess of assigned value of acquired companies (goodwill) at one of its operations in the Precision Machined Products segment was impaired, and has recognized an impairment charge of $8,521 in the consolidated statement of operations for the year ended December 31, 1999. This charge is not immediately deductible for federal or state income tax purposes, and therefore results in an earnings per share charge of $1.74 per share.

5.  DISCONTINUED OPERATIONS

    Newcor sold the business and certain assets of its Wilson Automation ("Wilson") division in 1996. All receivables, the land and building, and certain liabilities were retained by Newcor. The building was leased to the buyer through April 30, 2001. Although assets were sold at approximately net book value, accruals were established for curtailment of the pension plan, employee separation costs, costs associated with the collection of accounts receivable and additional liabilities related to contracts for which Newcor retained responsibility. These accruals coupled with the operating loss from the measurement date (March 31, 1996) to the sale date resulted in a net loss of $3,500 on the disposition of Wilson. The remaining accruals at December 31, 1999 and October 31, 1998 are not material.

    Newcor sold the Wilson land and building during 1997 for approximately $2,300, net of selling expenses. The pre-tax net gain on this disposition was $1,008 and has been recognized with other gains and losses in the consolidated statements of operations.

6.  BUSINESS DISPOSITIONS

    In 1997, Newcor sold the business and substantially all assets of its Eonic operation. Although assets were sold at approximately net book value, accruals were established for employee separation costs, costs associated with the collection of accounts receivable and pension plan costs, resulting in an additional $711 loss on disposition being recognized with other gains and losses in the consolidated statements of operations. Newcor received cash of $1,500, which was used to reduce long-term debt and a $816 note due over six years and paying interest at the prime rate.

    In 1996, Newcor sold the business and substantially all assets of its Newcor Machine Tool ("NMT") operation. Newcor sold the NMT land and building during 1998 for approximately $1.4 million. The pre-tax gain on this disposition was $362 and has been recognized with other gains and losses in the consolidated statements of operations.

7.  INVENTORIES

    Inventories at December 31, 1999 and October 31, 1998 are summarized as follows:

                                                          1999         1998
                                                          ----         ----
Costs and estimated earnings of uncompleted
   contracts in excess of related billings
   of $305 in 1999 and $1,679 in 1998                   $ 7,432      $ 3,244
Raw materials                                             6,966        4,903
Work in process and finished goods                        5,316        5,867
                                                        -------      -------

                                                        $19,714      $14,014
                                                        =======      =======

    Costs and estimated earnings of uncompleted contracts in excess of related billings represents revenue recognized under the percentage of completion method in excess of amounts billed.

8.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at December 31, 1999 and October 31, 1998 are summarized as follows:

                                                          1999         1998
                                                          ----         ----
Land and improvements                                   $ 1,856      $ 1,958
Buildings                                                14,000       14,194
Machinery                                                57,633       49,212
Office and transportation equipment                       7,185        5,703
Construction in progress                                  5,009        2,058
                                                        -------      -------

                                                         85,683       73,125
Less accumulated depreciation                            26,906       19,288
                                                        -------      -------

                                                        $58,777      $53,837
                                                        =======      =======

9.  OPERATING LEASES

    Newcor leases certain manufacturing equipment and facilities, office space and other equipment under lease agreements accounted for as operating leases. Rent expense related to these leases aggregated approximately $6,387, $997, $4,583 and $1,342 in 1999, the two month period ended December 31, 1998, and the years ended October 31, 1998 and 1997, respectively. Future minimum rental payments for leases extending beyond one year from December 31, 1999 are as follows:

                     Year Ending
                     December 31,
                         2000                  $ 6,710
                         2001                    6,586
                         2002                    5,943
                         2003                    6,136
                         2004                    5,409
                      Thereafter                 4,741
                                               -------

                                               $35,525
                                               =======

10. CREDIT ARRANGEMENTS AND LONG-TERM DEBT

    A summary of long-term debt at December 31, 1999 and October 31, 1998 is as follows:

                                                        1999          1998
                                                        ----          ----
Revolving credit line                                 $     --     $  3,200
Term note                                                6,833        9,167
Limited obligation revenue bonds, variable
   interest rate (average 3.4% in 1999 and
   3.7% in 1998), payable January 1, 2008                6,100        6,100
Senior subordinated notes due 2008                     125,000      125,000
                                                      --------     --------
Less:  face value of senior subordinated notes
   held in treasury                                     (2,000)      (2,000)
                                                      --------     --------

                                                      $135,933     $141,467
                                                      ========     ========

    On March 4, 1998, Newcor completed the issuance of $125,000 of 9.875% Senior Subordinated Notes due 2008 (the "Notes"). Interest on the Notes is payable semi-annually on March 1 and September 1 of each year. The Notes will mature on March 1, 2008. The Notes are unsecured and will be redeemable, in whole or in part, at the option of Newcor, on or after March 1, 2003. Proceeds from the Notes were used to finance the Deco and Turn-Matic acquisitions, pay off the promissory note issued in connection with the MT&G acquisition and pay down Newcor's line of credit facility. During the year ended October 31, 1998, Newcor repurchased in the open market $2,000 face value of the Notes and is currently holding these notes in treasury.

    Effective January 15, 1998, Newcor's revolving credit facility with a major U.S. bank was amended and restated to become the Senior Credit Facility (the "Facility") and was increased to provide total revolving credit availability of $50,000 concurrent with completion of the issuance of the Notes. The Facility was further amended on October 14, 1999 and December 31, 1999 primarily to ease certain restrictive covenants and limit revolving credit borrowings to an asset based calculation. Availability of funds under the Facility is subject to satisfaction of certain financial ratios and other conditions. The rate of interest on outstanding borrowings is principally at the prime rate (8.5% at December 31, 1999). Borrowings under the credit agreement are primarily supported by prime-based borrowings principally with maturities of three months or less. At December 31, 1999, Newcor had no borrowings outstanding under the Facility. Availability of borrowings under the Facility is limited to 80% of eligible accounts receivable and borrowing availability was $23,200 at December 31, 1999. The Facility is collateralized by substantially all of Newcor's non-real estate assets and by Rochester Gear, Inc.'s real estate. The current expiration of the Facility is February 28, 2001. The term note has a fixed rate of 7.85% and requires monthly principal payments through May 2003.

    The Facility, the term note and the Notes require Newcor to comply with certain financial covenants including earnings before interest, taxes, depreciation and amortization ("EBITDA"), total debt and tangible net worth. In addition, the terms of the Notes required Newcor to suspend its cash dividend.

    In November 1999, Newcor became aware that certain transactions involving market purchases of its common shares by Newcor of approximately $108 might have violated certain provisions of the indenture related to the Notes. Newcor notified the Trustee for the Noteholders regarding these transactions and sold common shares to certain of its directors and management in a private placement for cash proceeds equivalent to the original cost plus imputed interest and other expenses. The shares were sold from Newcor's treasury stock at the then-prevailing market price, for an aggregate sum of $120. Newcor believes that any non-compliance with the indenture resulting from its prior stock purchases now has been fully remedied and no longer is continuing. In addition, cross default provisions under Newcor's Facility have also been waived for the period prior to remedying the matter related to the indenture. Accordingly, the Notes are reflected in the consolidated financial statements consistent with maturity terms specified at issuance. Newcor's operating subsidiaries; Rochester Gear, Inc., Plastronics, Deco and Turn-Matic, are full and unconditional guarantors of obligations issued under the Notes. The following summarized financial information is derived from the consolidating financial statements of Newcor as of December 31, 1999 and October 31, 1998, and for the year ended December 31, 1999, for the two month period ended December 31, 1998 and for the years ended October 31, 1998 and 1997. No intercompany balances or transactions occurred among the subsidiaries during the periods presented.

                                      December 31,     December 31,     October 31,      October 31,
                                          1999             1998            1998             1997
                                       ----------       ---------        ---------        --------
Sales                                   $140,100         $21,200         $ 93,900         $29,200
                                        ========         =======         ========         =======

Operating income                        $ 17,000         $ 3,500         $ 13,100         $ 2,300
                                        ========         =======         ========         =======

Current assets                          $ 26,200                         $ 24,700
                                        ========                         ========

Total assets                            $101,400                         $107,500
                                        ========                         ========

Current liabilities                     $ 21,300                         $ 15,300
                                        ========                         ========

Long-term debt                          $  6,100                         $  6,100
                                        ========                         ========

    In September 1995, Rochester Gear, Inc., a wholly owned subsidiary of Newcor (the "Subsidiary"), entered into a loan agreement whereby $6,100 of limited obligation refunding revenue bonds were issued. These bonds mature on January 1, 2008 and are collateralized by the Subsidiary's land, building and equipment and guaranteed by Newcor.

    Total interest payments aggregated $13,402, $205, $8,420 and $2,114 in the year ended December 31, 1999, the two month period ended December 31, 1998, and the years ended October 31, 1998 and 1997, respectively. Annual maturities of long-term debt are as follows:

                     Year Ending
                     December 31,
                         2000                 $  2,000
                         2001                    2,000
                         2002                    2,000
                         2003                      833
                         2004
                      Thereafter               129,100
                                              --------

                                              $135,933
                                              ========

11. INCOME TAXES

    Provision (benefit) for federal income taxes is as follows:

                                      December 31,     December 31,     October 31,       October 31,
                                          1999             1998            1998              1997
                                       ---------        ---------        --------          --------
Currently payable (refundable)          $    37           $ (53)         $(1,934)          $1,430
Deferred, net                            (1,470)           (287)           1,340              689
                                        -------           -----          -------           ------
                                        $(1,433)          $(340)         $  (594)          $2,119
                                        =======           =====          =======           ======

    Significant components of the deferred tax assets and liabilities as of December 31, 1999 and October 31, 1998 are as follows:

                                                          1999         1998
                                                          ----         ----
Deferred tax assets
   Net operating loss carryforward                       $2,501      $  685
   Accrued postretirement benefits                        2,216       2,183
   AMT and other credits                                  1,720       1,063
   Accrued vacation and employee benefits                   822         459
   Percentage of completion revenue                         460          35
   Costs related to sale of businesses                                  379
   Other                                                    843         449
                                                         ------      ------

Total deferred tax assets                                 8,562       5,253
                                                         ------      ------

Deferred tax liabilities
   Depreciation                                           4,608       3,664
   Goodwill                                               1,123         982
   Pensions                                                 670         821
   Other                                                     98         117
                                                         ------      ------

Total deferred tax liabilities                            6,499       5,585
                                                         ------      ------

Net deferred tax asset (liability)                       $2,063      $ (332)
                                                         ------      ------

    Reconciliation of income (loss) multiplied by the statutory federal tax rate to reported income tax expense (benefit) is summarized as follows:

                                      December 31,     December 31,     October 31,      October 31,
                                          1999             1998            1998             1997
                                       ---------        ---------        --------         --------
Income (loss) multiplied by
   statutory rate (34%)                 $(4,424)          $(340)           $(596)         $2,043
Nondeductible impairment charge           2,897
Nondeductible expenses                      317              55              273             127
Foreign sales corporation                   (47)                             (99)            (33)
Other items, net                           (176)            (55)            (172)            (18)
                                        -------           -----            -----          ------

Income tax (benefit) expense            $(1,433)          $(340)           $(594)         $2,119
                                        =======           =====            =====          ======

Income taxes paid (refunded), net       $  (460)          $  --            $ (15)         $1,615
                                        =======           =====            =====          ======

    At December 31, 1999, Newcor has net operating loss carryforwards for federal income tax purposes of approximately $7,350 that expire in 2018. In addition, Newcor has Alternative Minimum Tax and other credits of approximately $1,720 at December 31, 1999 that do not expire.


12. EMPLOYEE RETIREMENT BENEFITS

PENSION PLANS:

    Newcor provides retirement benefits for certain employees under several defined benefit pension plans. Benefits from these plans are based on compensation, years of service and either fixed dollar amounts per year of service or employee compensation during the later years of employment. The assets of the plans consist principally of cash equivalents, corporate and government bonds, and common and preferred stocks. Newcor's policy is to fund only amounts required to satisfy minimum legal requirements.

    The following tables summarize the funded status, net periodic pension (benefit) expense and actuarial assumptions for the pension benefits based on the measurement date of September 30 for each period presented:

                                                           1999       1998
                                                           ----       ----
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at prior measurement date           $34,606   $34,095
   Benefit obligation from acquired companies                         2,488
   Service cost                                               769       628
   Interest cost                                            2,217     2,158
   Actuarial gain                                          (3,510)   (2,569)
   Benefits paid                                           (2,262)   (2,194)
                                                          -------   -------

   Benefit obligation at current measurement date          31,820    34,606
                                                          -------   -------

CHANGE IN PLAN ASSETS
   Fair value of plan assets at prior measurement date     31,318    31,372
   Fair value of plan assets from acquired companies                  1,562
   Actual return on plan assets                             2,355       350
   Employer contributions                                     490       228
   Benefits paid                                           (2,262)   (2,194)
                                                          -------   -------

   Fair value of plan assets at current measurement date   31,901    31,318
                                                          -------   -------

Funded status                                                  81    (3,288)
Unamortized net asset at transition                          (772)   (1,058)
Unrecognized prior service cost                             1,636     1,881
Unrecognized net loss and other                               940     4,090
                                                          -------   -------

Net amount recognized                                     $ 1,885   $ 1,625
                                                          =======   =======
Amounts recognized in the consolidated balance sheets
   Prepaid benefit cost                                   $ 2,893   $ 2,472
   Accrued benefit liability                               (3,132)   (3,388)
   Intangible asset                                         1,453     1,662
   Accumulated other comprehensive income                     671       879
                                                          -------   -------

Net amount recognized                                     $ 1,885   $ 1,625

                                                          =======   =======
WEIGHTED AVERAGE ASSUMPTIONS
AS OF END OF YEAR
Discount rate                                                7.50%     6.75%
Expected return on plan assets                               9.00%     9.00%
Rate of compensation increase                                5.00%     5.00%

                                                                For the two
                                                   For the      month period
                                                  year ended       ended          For the years
                                                 December 31,   December 31,     ended October 31,
                                                     1999           1998         1998        1997
                                                  ---------      ---------     --------    ---------
COMPONENTS OF NET PERIODIC BENEFIT COST

   Service cost                                    $   769         $ 117       $   627     $   460
   Interest cost                                     2,217           364         2,158       1,968
   Actual return on plan assets                     (2,729)         (394)         (350)     (5,337)
   Amortization of net gain and deferral                (6)                     (2,569)      2,828
                                                   -------         -----       -------     -------

Net periodic benefit cost                          $   251         $  87       $  (134)    $   (81)
                                                   =======         =====       =======     =======

    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $10,055, $9,707 and $7,140, respectively, as of December 31, 1999, and $10,384, $9,947 and $6,933, respectively, as of October 31, 1998.

    Retiree Health Care and Life Insurance Benefits: Newcor is obligated to provide health care and life insurance benefits to certain eligible retired employees; however, all postretirement benefits other than pensions were discontinued for all employees who retired after January 1, 1993. The plan obligation is unfunded but the accumulated postretirement benefit obligation, as originally actuarially determined, has been fully accrued for in the accompanying consolidated balance sheet. The medical plan pays a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs or other group coverage. The cost of providing these benefits is shared with the retirees. The cost sharing arrangements limit Newcor's future retiree medical cost increases to the rate of inflation, as measured by the Consumer Price Index.

13. STOCK OPTION PLANS

    Newcor has four stock option plans: a 1982 plan and a 1993 plan which are expired except as to options still outstanding and two 1996 plans (the "Non-Employee Directors Stock Option Plan" and the "Employee Incentive Stock Plan"). Under the Non-Employee Directors Stock Option Plan, options covering 105,000 shares of common stock may be granted to non-employee directors. The Employee Incentive Stock Plan provides for the use of several long-term incentive compensation tools for key employees, including incentive stock options which are limited to a maximum of 315,000 shares over the life of the Employee Incentive Stock Plan. The total number of options that may be granted in any given fiscal year under the Employee Incentive Stock Plan is determined as five percent of the outstanding shares of Newcor at the beginning of the fiscal year. Option prices for both plans must not be less than the fair market value of Newcor's stock on the date granted. Options are exercisable over 10 years and vest at a rate of 25% each year, commencing in the second year. All options granted to date under these plans have a grant/exercise price the same as the fair market value at the date of grant. Options expire upon termination of employment or one year following death or retirement.

    Newcor applies the intrinsic value based method to account for stock options granted to employees. This method is set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, no compensation expense is recognized on the grant date since on that date the option price equals the market price of the underlying common stock. Net income

(loss) and net income (loss) per share for the year ended December 31, 1999, the two month period ended December 31, 1998 and the years ended October 31, 1998 and 1997 would not have been materially different from reported amounts if compensation expense had been determined based on the fair value method as set forth in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

    Option activity for the year ended December 31, 1999, the two month period ended December 31, 1998 and the years ended October 31, 1998 and 1997 is summarized as follows:

                          December 31, 1999       December 31, 1998        October 31, 1998        October 31, 1997
                       ----------------------- ----------------------- -----------------------  ------------------------
                                    Weighted-               Weighted-                Weighted-                Weighted-
                                     Average                 Average                  Average                  Average
                                    Exercise                Exercise                 Exercise                 Exercise
                        Shares        Price    Shares         Price      Shares        Price     Shares        Price
                       ---------    ---------  -------      ---------  ---------     ---------  ---------     ---------
Outstanding,
 beginning
 of period             265,984        $7.11    393,551     $  8.50     232,002     $  7.83      164,487       $7.86
Granted                  7,000         3.84     74,000        3.94     176,000        9.39       73,815        8.00
Forfeited              (90,992)        6.17   (201,567)       8.65      (7,494)       8.94
Expired                   (650)        4.62                             (6,957)      10.61       (6,300)       9.14
                       -------        -----   --------     -------     -------     -------      -------       -----
Outstanding, end
 of period             181,342        $7.27    265,984     $  7.11     393,551     $  8.50      232,002       $7.83
                       =======        =====   ========     =======     =======     =======      =======       =====

Exercisable at end
 of period              70,302                  50,802                 133,649                   91,062
                       =======                ========                 =======                  =======

The following table summarizes information about stock options outstanding at December 31, 1999:

                                                Options Outstanding                          Options Exercisable
                                    --------------------------------------------       ------------------------------
                                                       Weighted-
                                                       Average         Weighted-                           Weighted-
                 Range of                             Remaining        Average                             Average
                 Exercise              Number        Contractual       Exercise           Number           Exercise
                  Prices            Outstanding      Life (years)        Price         Exercisable           Price
               -------------        -----------      ------------      ---------       -----------         ---------
               $3.84 -  5.76           68,531            8.8             $3.96            16,531             $4.06
               $5.77 -  8.64           21,106            6.9             $7.87            12,391             $7.79
               $8.65 - 11.37           91,705            7.1             $9.60            41,380             $9.85
                                      -------                                             ------

               $3.84 - 11.37          181,342            7.7             $7.27            70,302             $8.13
                                      =======                                             ======

14. STOCKHOLDER RIGHTS PLAN

    On December 28, 1999, Newcor adopted a Stockholder Rights Plan (the "Rights Plan") in which rights were distributed as a dividend at the rate of one
Right for each share of common stock of Newcor held by stockholders of record as of the close of business on January 12, 2000. Pursuant to the terms of the Rights Plan, each Right will entitle stockholders to buy one unit of a share of preferred stock for $10.50. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Newcor's common stock or if the Board of Directors determines that a person or group, having obtained beneficial ownership of at least 10% of Newcor's common stock, is seeking short term financial gain which would not serve the long-term interests of Newcor or whose ownership is causing or is likely to cause a material adverse impact on Newcor (an "Adverse Person").

    If any person becomes the beneficial owner of 15% or more of Newcor's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of Newcor approved by a majority of the independent directors not affiliated with a 15%-or-more stockholder, or the Board of Directors determines that any person or group is an Adverse Person, then each Right not owned by a 15%-or-more stockholder or Adverse Person, as the case may be, or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of Newcor's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 15%-or-more stockholder, Newcor is involved in a merger or other business combination transaction with another person in which Newcor does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

    Newcor will generally be entitled to redeem the Rights at $0.001 per Right at any time prior to 10 days (subject to extension) following a public announcement that a 15% position has been acquired. Newcor will not be entitled, however, to redeem the Rights following a determination by the Board of Directors that any person or group is an Adverse Person. The Rights Plan expires in January 2010.

15. CONTINGENT LIABILITIES

    Various legal matters arising during the normal course of business are pending against Newcor. Management does not expect that the ultimate liability, if any, of these matters will have a material adverse effect on future results of operations or financial condition of Newcor.

16. SEGMENT REPORTING

    Newcor manages and reports its operating activities under three operating segments: Precision Machined Products, Rubber and Plastic, and Special Machines. The Precision Machined Products segment consists of automotive components and agricultural equipment parts machined in dedicated manufacturing cells. The Rubber and Plastic segment consists of molded rubber and plastic parts primarily for the automotive industry. The Special Machines segment consists of standard individual machines, as well as custom designed machines, all manufactured on a made-to-order basis. Other is primarily composed of corporate activities. Comparability of the information for the Precision Machined Products segment is affected by the fiscal 1998 acquisitions described in Note 2.

    The accounting policies of the segments are the same as those presented in Note 1. There are no intersegment sales and management does not allocate all corporate expenses to the segments. Newcor evaluates the performance of its segments and allocates resources to them based on operating income from continuing operations. Information by operating segment is summarized below:

                                                     Precision
                                                     Machined      Rubber and   Special
                                                     Products       Plastic     Machines       Other        Total
                                                     --------      ----------   --------       -----        -----
SALES TO UNAFFILIATED CUSTOMERS
   Year ended December 31, 1999                      $183,653       $49,553    $ 25,277                    $258,483
   Two month period ended
      December 31, 1998                                27,434         7,854       1,607                      36,895
   Year ended October 31, 1998                        138,784        49,238      18,198                     206,220
   Year ended October 31, 1997                         60,471        48,517      21,860                     130,848
OPERATING INCOME (LOSS)
   Year ended December 31, 1999                      $ 14,350       $ 2,845    $  2,404       $(4,561)     $ 15,038
   Two month period ended
      December 31, 1998                                 3,276            18        (532)         (695)        2,067
   Year ended October 31, 1998                         15,042         1,213         549        (3,684)       13,120
   Year ended October 31, 1997                          6,157         3,172       2,005        (2,449)        8,885
DEPRECIATION AND AMORTIZATION
   Year ended December 31, 1999                        $9,839       $ 1,982    $    354       $   502      $ 12,677
   Two month period ended
      December 31, 1998                                 1,456           334          64            23         1,877
   Year ended October 31, 1998                          6,769         1,962         367            87         9,185
   Year ended October 31, 1997                          2,113         1,677         376           114         4,280
IDENTIFIABLE ASSETS
   December 31, 1999                                 $144,868       $30,942     $17,107       $20,527      $213,444
   October 31, 1998                                   143,977        34,313      10,492        23,755       212,537
CAPITAL EXPENDITURES
   Year ended December 31, 1999                      $ 11,110       $ 1,823     $    65       $   936      $ 13,934
   Two month period ended
      December 31, 1998                                 2,104           180           6           139         2,429
   Year ended October 31, 1998                          5,306         1,416          60         1,341         8,123
   Year ended October 31, 1997                          1,332         1,057         332           818         3,539

    A reconciliation of operating income for reportable segments to consolidated operating income is as follows:

                                                            December 31,  December 31,    October 31,    October 31,
                                                               1999          1998            1998           1997
                                                            ------------  ------------    -----------    -----------
Operating income for reportable segments                     $19,599         $2,762        $16,804        $11,334
Other operating loss, mainly unallocated corporate
   and other expenses                                         (4,561)          (695)        (3,684)        (2,449)
Amortization expense                                          (4,626)          (763)        (3,477)          (879)
Impairment charge                                             (8,521)
Plant consolidation costs and other                             (350)                         (403)           297
                                                             -------         ------        -------        -------
Consolidated operating income                                $ 1,541         $1,304        $ 9,240        $ 8,303

    Sales to manufacturers in the automotive and heavy-duty truck industries, each representing over 10% of consolidated sales in each year, aggregated approximately $154,000, $20,000, $87,000 and $58,000 in the year ended
December 31, 1999, the two month period ended December 31, 1998 and the years ended October 31, 1998 and 1997, respectively. Sales to agricultural equipment manufacturers, principally one customer, were $17,000, $2,800, $35,000 and $40,000 in the year ended December 31, 1999, the two month period ended December 31, 1998 and the years ended October 31, 1998 and 1997, respectively.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The principal market for trading Newcor shares is The American Stock Exchange ("AMEX"). Prior to May 7, 1999, the principal market for trading Newcor shares was The NASDAQ Stock Market. The closing price on December 31, 1999 was $2.4375. In connection with the issuance of the Notes described in
Note 2, cash dividends, which have historically been paid on a quarterly basis, were suspended. Quarterly operating results, dividends paid and the quarterly price ranges on the AMEX and NASDAQ during the last two years and for the two month period ended December 31, 1998 are as follows.

                                               For the year ended December 31, 1999
                                   ------------------------------------------------------------
                                                      Quarter
                                   -----------------------------------------------
                                   First       Second        Third          Fourth        Total
                                   -----       ------        -----          ------        -----
Sales                            $64,700       $64,916     $61,230        $67,637        $258,483
Gross margin                      12,554        11,660       6,714          8,846          39,774
Net income (loss)                    505           623      (3,116)        (9,592)        (11,580)
Net income (loss) per share      $  0.10       $  0.13     $ (0.63)       $ (1.96)       $  (2.36)
Share prices:
   High                          $  5.75       $  5.25     $  4.88        $  3.75
   Low                              3.50          3.00        1.56           1.31

                                                For the year ended October 31, 1999
                                  -------------------------------------------------------------
                                                      Quarter                                           Two month
                                  -----------------------------------------------                      period ended
                                  First         Second       Third         Fourth         Total       Dec. 31, 1998
                                  -----         ------       -----         ------         -----       -------------
Sales                           $30,134        $55,369     $57,963        $62,754       $206,220        $36,895
Gross margin                      3,711         10,312       9,945          9,997         33,965          6,210
Net income (loss)                (1,032)           753        (233)          (647)        (1,159)          (661)
Net income (loss) per share     $ (0.21)       $  0.15     $ (0.05)       $ (0.13)      $  (0.23)       $ (0.13)
Share prices:
   High                         $  9.88        $  9.75     $  9.75        $  8.13                       $  6.13
   Low                             8.00           8.00        7.25           2.63                          3.25
Dividends                          0.05

    Gross margin for the fourth quarter of fiscal 1998 was negatively impacted by approximately $1,300 (pre-tax) resulting from certain unfavorable year-end adjustments to previously estimated inventory reserves. The aggregate effect of these adjustments on the fourth quarter amounted to $0.17 per share after-tax.

                       FIVE YEAR FINANCIAL SUMMARY
    The following financial summary for the periods indicated has been derived from the consolidated financial statements of Newcor, Inc. Information for 1996 and 1995, excluding balance sheet information, has been restated for the discontinued operations of Wilson Automation.

                                                      Two month
(In thousands, except                  Year ended   period ended
per share amounts)                    December 31,  December 31,                Years ended October 31,
                                      ------------  ------------  -------------------------------------------------
                                         1999          1998         1998          1997          1996          1995
                                         ----          ----         ----          ----          ----          ----
OPERATING RESULTS
Precision Machined Products:
   Sales                               $183,653     $ 27,434      $138,784      $ 60,471     $ 48,439       $42,382
   Operating income                      14,350        3,276        15,042         6,157        4,525         4,865
Rubber and Plastic:
   Sales                                 49,553        7,854        49,238        48,517       32,447        17,165
   Operating income (loss)                2,845           18         1,213         3,172        2,647         1,532
Special Machines:
   Sales                                 25,277        1,607        18,198        21,860       30,858        30,626
   Operating income (loss)
      from continuing operations          2,404         (532)          549         2,005        3,972         3,396
Consolidated:
   Sales                                258,483       36,895       206,220       130,848      111,744        90,173
   Gross margin                          39,774        6,210        33,965        23,765       22,657        16,618
   Interest expense                      14,006        2,342        10,821         2,070        1,787         1,504
   Income (loss) from
      continuing operations             (11,580)        (661)       (1,159)        3,890        3,558         2,391
   Per share income (loss)
      from continuing operations
       - basic and diluted <F1>           (2.36)       (0.13)        (0.23)         0.79         0.72          0.49
   Net income (loss)                    (11,580)        (661)       (1,159)        3,890       (1,145)          881
   Net income (loss) per share
    - basic and diluted <F1>              (2.36)       (0.13)        (0.23)         0.79        (0.24)         0.18
   Dividends per share <F1>                                           0.05          0.19         0.19          0.19

                                     F-22


                                                      Two month
(In thousands, except                  Year ended   period ended
per share amounts)                    December 31,  December 31,                Years ended October 31,
                                      ------------  ------------  -------------------------------------------------
                                         1999          1998         1998          1997          1996          1995
                                         ----          ----         ----          ----          ----          ----
FINANCIAL POSITION
Working capital                        $15,903      $26,288       $26,834      $17,803       $14,951        $26,575
Current ratio                             1.33         1.88          1.81         1.83          1.87           2.63
Net property, plant and equipment       58,777       53,866        53,837       28,119        23,131         24,518
Total assets                           204,531      205,649       210,329       90,748        77,499         77,553
Total debt                             135,933      140,533       141,467       33,100        25,400         26,200
Shareholders' equity                    13,056       24,660        25,321       27,280        24,441         25,909
Debt as percent of total
   capitalization                         91.2%        85.0%         84.8%        54.8%         51.0%          50.3%
OTHER FINANCIAL DATA
Shareholders' equity per share <F1>    $  2.67      $  5.02      $   5.14      $  5.53       $  4.96        $  5.27
Depreciation and amortization
   from continuing operations           12,677        1,877         9,185        4,280         3,622          2,850
Earnings before interest, taxes,
   depreciation and amortization
   from continuing operations           14,218        3,181        18,425       12,583        10,403          8,204
Capital expenditures from
   continuing operations                13,934        2,429         8,123        3,539         2,946          4,580
Weighted average shares
   outstanding <F1>                      4,897        4,916         4,927        4,932         4,923          4,913

<F1> Share and per share data have been restated to reflect a 5% stock dividend declared on June 11, 1997.

                                   EXX INC
                          CLASS A STOCKHOLDER PROXY
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING JUNE 5, 2000

    The undersigned hereby constitutes and appoints David A. Segal his true and lawful agent and proxy, with full power of substitution, to represent the undersigned at the annual meeting of Stockholders of EXX INC to be held at the office of Henry Gordy International, Inc. at 900 North Avenue, Plainfield, New Jersey, at 3:00 p.m. on June 5, 2000, and at any adjournments thereof, on all matters coming before said meeting.

This Proxy will be voted in accordance with the Instructions given herein.

IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR FOR ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION; FOR APPROVAL OF THE ELECTION AND ISSUANCE OF THE ADDITIONAL CLASS A SHARES; AND WILL BE VOTED UPON WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF IN THE JUDGMENT OF THE PERSON NAMED PROXY HEREIN.

1.    ELECTION OF DIRECTOR (Mark only one)
      Nominee, Norman H. Perlmutter

      [  ] VOTE FOR the nominee listed above.
      -----------------------------------
      [  ] VOTE WITHHELD from the nominee listed above.

2. ADOPTION OF AMENDMENT TO EXX INC ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK, $0.01 PAR VALUE.
      FOR [  ]               AGAINST [  ]              ABSTAIN [  ]

3. APPROVAL OF THE ISSUANCE OF UP TO 25 MILLION SHARES OF OUR CLASS A COMMON STOCK, $0.01 PAR VALUE, TO BE ISSUED IN CONNECTION WITH THE ACQUISITION OF UP TO 100% OF THE OUTSTANDING COMMON STOCK, $1.00 PAR VALUE, AND ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS OF NEWCOR, INC., PURSUANT TO AN EXCHANGE OFFER.
      FOR [  ]               AGAINST [  ]              ABSTAIN [  ]

4. In his discretion, upon other matters as may properly come before the meeting.

Dated:  ____________________, 2000


                                     ----------------------------------------

                                     ----------------------------------------
                                             Signature of Stockholder

                                     This proxy must be signed exactly as
                                     name appears hereon. Executors,
                                     administrators, trustees, etc., should
                                     give title as such.  If the signer is a
                                     corporation, please sign full corporate
                                     name by duly authorized officer.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                                    PROXY
                                   EXX INC
                          CLASS B STOCKHOLDER PROXY
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             THE COMPANY FOR THE ANNUAL MEETING JUNE 5, 2000

    The undersigned hereby constitutes and appoints David A. Segal his true and lawful agent and proxy, with full power of substitution, to represent the undersigned at the annual meeting of Stockholders of EXX INC to be held at the office of Henry Gordy International, Inc. at 900 North Avenue, Plainfield, New Jersey, at 3:00 p.m. on June 5, 2000, and at any adjournments thereof, on all matters coming before said meeting.

This Proxy will be voted in accordance with the Instructions given herein.

IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR FOR ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION; AND WILL BE VOTED UPON WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF IN THE JUDGMENT OF THE PERSON NAMED PROXY HEREIN.

1.    ELECTION OF DIRECTORS (Mark only one)
      Nominees, Jerry Fishman, Frederic Remington, David A. Segal

      [ ] VOTE FOR all nominees listed above; except vote withheld from following nominees (if any):
      -----------------------------------
      [  ] VOTE WITHHELD from all nominees

2. ADOPTION OF AMENDMENT TO EXX INC ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK, $0.01 PAR VALUE.
      FOR [  ]               AGAINST [  ]             ABSTAIN [  ]

3. APPROVAL OF THE ISSUANCE OF UP TO 25 MILLION SHARES OF OUR CLASS A COMMON STOCK, $0.01 PAR VALUE, TO BE ISSUED IN CONNECTION WITH THE ACQUISITION OF UP TO 100% OF THE OUTSTANDING COMMON STOCK, $1.00 PAR VALUE AND ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS OF, OF NEWCOR, INC., PURSUANT TO AN EXCHANGE OFFER.
      FOR [  ]               AGAINST [  ]              ABSTAIN [  ]

4. In his discretion, upon other matters as may properly come before the meeting.

Dated:  ___________________, 2000



                                   ------------------------------------------

                                   ------------------------------------------
                                          Signature of Stockholder

                                   This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.